Exhibit 4.2

CIBC RETIREMENT SAVINGS PLAN

FOR

U.S. EMPLOYEES

(As Amended and Restated Effective January 1, 2021)

ALPHABETICAL LISTING OF DEFINED TERMS

Defined Terms

2020 RMDs	M.2
402(g) Limitation	3.06
Account	1.01
Account Balance	1.02
Accounts	6.01
ACP Test	3.08
Actual Deferral Percentage (“ADP”) Test	D.1
ADP Test	3.07
Affected Participants	K.1
Affiliated Employer	1.03
After-tax Savings	3.02
Aggregate Contributions	E.2
Aggregation Group	H.3(d)
Annual Additions	B.1
Applicable Individual	5.04
Automatic contribution arrangement	3.03(a)(ii)
Average Contribution Percentage (“ACP”) Test	E.1
Bank USA Match Account	6.01(i)
Bank USA Plan	L.1
Bank USA Plan Transition	L.6
Before-tax Savings	3.01(a)(i)
Before-tax Savings Account	6.01(a)
Beneficiary	1.04, 7.09
Capital Accumulation Accounts	K.1
Capital Accumulation Plan	K.1
CARES Act	M.1
CIBC	1.05
Closing Date	1.06
Code	1.07
Committee	1.08
Compensation	D.7, H.3(c)
Coronavirus-Related Distribution	M.3(a)
Coronavirus-Related Loan	M.4
Covered Employee	3.03(a)(iii)
COVID-19	M.6(a)
Cure Period	G.1(m)
Default Elective Deferrals	3.03(a)(iv)
Default Percentage	3.03(a)(v)
Designated Beneficiary	J.7(a)
Determination Date	H.3(e)
Determination Period	H.3(f)

Distribution Calendar Year	J.7(b)
Distribution Date	7.03(c)
EACA	3.03(a)(i)
Effective Date	1.09
Elective Contributions	1.10, D.2
Eligible Contributions	3.01(c)
Eligible Employee	1.11, D.2
Employee	1.12
ERISA	1.13
Excess Deferral	C.2
Extended 2020 RMDs	M.2
Firm Bonus Contributions	3.01(d)
Firm Bonus Contributions Account	6.01(e)
Firm Matching Contributions	3.01(c)
Firm Matching Contributions Account	6.01(d)
GPWF	4.03(f)
Geneva Advisors	1.14
Geneva Advisors Employee	1.15
Geneva Advisors Purchase Agreement	1.16
Hardship	F.2
Head of U.S. Region	3.01(d)
Highly Compensated Employee	1.17, D.7
Highly Compensated Group	1.17
Investment Funds	5.01
Key Employee	H.3(a)
Leased Employee	1.18
Life Expectancy	J.7(c)
MRCC	9.01
Maternity or Paternity Absence	4.04
Merger Date	L.1
Nonhighly Compensated Employee	1.19
Nonhighly Compensated Group	1.19
Non-Key Employee	H.3(b)
One Year Break in Service	4.04
PVTB	4.03(e)
Participant	1.20, H.3(g)
Participant’s Account Balance	J.7(d)
Participating Employers	1.05
Permissive Aggregation Plan	H.3(d)(iv)
Plan	1.21
Plan Year	1.22
Post-1986 After-tax Savings Account	6.01(c)
Pre-1987 After-tax Savings Account	6.01(b)
Prior ER match Account	6.01(j)
Project Crown Agreement	4.03(f)

2

Project Crown Closing	4.03(f)
QDRO	7.07
Qualified Individual	M.6
Qualified Matching Contribution	D.8
RBD Notice	7.18(a)
Recordkeeper	6.02
Representative	7.11
Required Aggregation Plan	H.3(d)(iv)
Required Beginning Date	7.13(b), J.7(e)
Retirement Plan	H.5(c)
RMDs	M.2
Rollover Account	6.01(g)
Rollover Contribution	3.10
Roth Rollover Account	6.01(h)
Roth Savings	3.01(b)(i)
Roth Savings Account	6.01(f)
Salary	1.23
Section 401(a)(17) Salary	1.24
Section 415 Affiliates	B.1
Section 415 Compensation	B.1
Spouse	7.09
TEFRA	J.3(c)
Termination Date	1.25
Transferred Bank USA Plan Accounts	L.1
Transferred Bank USA Plan Participants	L.1
Transferred Employer Contributions	6.01(e)
Trust Fund	1.27
Trustee	1.26
Valuation Date	1.28
Years of Service	4.03

3

CIBC RETIREMENT SAVINGS PLAN

FOR

U.S. EMPLOYEES

Canadian Imperial Bank of Commerce, a corporation organized under the laws of the country of Canada, maintains this Plan for the purpose of providing retirement benefits for eligible Employees in the United States of America. This Plan, which was formerly known as the CIBC World Markets Incentive Savings Plan for U.S. Employees, was originally established on October 1, 1987. The Plan was amended and/or restated from time to time thereafter to comply with changes in applicable law, to reflect certain design changes, and to reflect the merger into the Plan of various other qualified plans. As of January 1, 2021, the CIBC Bank USA Savings, Retirement & Employee Stock Ownership Plan is merged with and into the Plan, and the Plan is renamed the CIBC Retirement Savings Plan for U.S. Employees. The Plan as set forth herein constitutes an amendment and restatement of the Plan, as previously amended and restated effective as of January 1, 2016, and further amended through the sixth amendment thereof.

If an individual’s employment with CIBC and the Affiliated Employers terminated prior to the Effective Date, that individual shall be entitled to benefits, as applicable, under the terms of either (i) the Plan, as it existed on the date of the Employee’s termination of employment, or (ii) the Bank USA Plan, as it existed on the date of such individual’s termination of employment, in either case unless a subsequently adopted provision of the pertinent plan was or is made specifically applicable to such person. The trust is part of the Plan for the exclusive benefit of the Participants and their Beneficiaries, which trust shall be created or organized in the United States and which trust shall be maintained at all times as a domestic trust in the United States. The trust shall meet the requirements of Section 7701(a)(30)(E) of the Code.

ARTICLE I

DEFINITIONS

1.01 “Account” means the sum of the separate account(s) that are maintained on behalf of a Participant or Beneficiary. The separate accounts include one or more of the following component accounts, as described in more detail in Section 6.01: (a) Before-tax Savings Account, (b) Pre-1987 After-tax Savings Account, (c) Post-1986 After-tax Savings Account, (d) Firm Matching Contributions Account, (e) Firm Bonus Contributions Account, (f) Roth Savings Account, (g) Rollover Account, (h) Roth Rollover Account, (i) Bank USA Match Account, and (j) Prior ER match Account. The component accounts are referred to herein as the “Accounts.”

1.02 “Account Balance” means the amount, if any, standing in a Participant’s Account (or component account if the context so indicates) as of any date.

1.03 “Affiliated Employer” means any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b)) that includes Canadian Imperial Bank of Commerce; any organization (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with Canadian Imperial Bank of Commerce; any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Code Section 414(m)) that includes Canadian Imperial Bank of Commerce; and any other entity required to be aggregated with Canadian Imperial Bank of Commerce pursuant to rules and regulations under Code Section 414(o).

1.04 “Beneficiary” means the Participant’s surviving spouse, or such other person or persons as the Participant designates in accordance with the requirements of Section 7.09 (including spousal consent if the Participant is married), or such person as determined under Section 7.10, if applicable, who is or may become entitled to a benefit under the Plan payable with respect to a Participant.

1.05 “CIBC” means Canadian Imperial Bank of Commerce and any Affiliated Employer which, with the consent of Canadian Imperial Bank of Commerce, adopts this Plan, and any successor thereof that maintains this Plan. The companies that are participating employers in the Plan (the “Participating Employers”) are identified in Appendix A, which is attached hereto and incorporated herein by reference. Such listing may be amended from time to time pursuant to the amending authority set forth in Section 9.01 of the Plan. The adoption of this Plan by any Affiliated Employer other than Canadian Imperial Bank of Commerce will be subject to whatever reasonable conditions and requirements are established by Canadian Imperial Bank of Commerce, to the extent such conditions and requirements are consistent with the provisions of ERISA. Such conditions and requirements may include, but will not be limited to, restrictions with respect to which employees of any employer may become eligible to participate in the Plan. Canadian Imperial Bank of Commerce will have the continuous right, in its sole discretion, to terminate prospectively any employer’s participation in this Plan by providing written notice to such employer. For the avoidance of doubt, no entity shall be a Participating Employer if it is ceases to be an Affiliated Employer. With respect to all of its relations with the Trustee or the Committee (or any delegate or agent thereof), as well as for purposes of amending or terminating the Plan, each employer will be deemed to have designated irrevocably Canadian Imperial Bank of Commerce or its designee as its agent.

1.06 “Closing Date” means the “Closing Date” as defined in that certain Purchase and Sale Agreement by and among CIBC Delaware Holdings, Inc., and Invesco North American Holdings, Inc., dated as of April 11, 2013.

1.07 “Code” means the Internal Revenue Code of 1986, as amended.

1.08 “Committee” means the committee appointed pursuant to Section 8.01 which, effective as of May 27, 2020, is the Canadian Imperial Bank of Commerce U.S. Retirement Savings Plan Committee. The Committee shall be the administrator of the Plan with the rights, duties and obligations of an “administrator” as that term is defined in Section 3(16)(A) of ERISA and of a “plan administrator” as that term is defined in Section 414(g) of the Code. The members of the Committee will be “named fiduciaries,” as described in Section 402 of ERISA, with respect to their authority under the Plan.

1.09 “Effective Date” means January 1, 2021, except for the effective dates of certain provisions of the Plan that are specifically set forth in the text of the Plan.

1.10 “Elective Contributions” means a Participant’s Before-tax Savings and Roth Savings, collectively.

1.11 “Eligible Employee” means any Employee who:

(a) is employed on the United States payroll of CIBC or of an Affiliated Employer identified in Appendix A hereto (and, if applicable, meets whatever additional conditions for eligibility are specified for such entity on Appendix A); and

(b) is not any one or more of the following: (1) an individual who is included in a unit of employees covered by a collective bargaining agreement between employee representatives and one or more of CIBC or an Affiliated Employer unless the collective bargaining agreement requires the Employee to be included in the Plan; (2) a nonresident alien who does not receive any earned income (as defined in Code Section 911(d)(2)) from CIBC which constitutes a United States source of income (as defined in Code Section 861(a)(3)); (3) a Leased Employee; or (4) an Employee of an Affiliated Employer that has not adopted the Plan.

In addition, and notwithstanding anything herein to the contrary, an individual shall in no event be an Eligible Employee if:

(i) he is classified on the books and records of CIBC or an Affiliated Employer that has adopted the Plan as either an independent contractor or the employee of a leasing organization agency, a temporary agency or any other third-party agency; or

(ii) he is paid by invoice, rather through the regular payroll system of CIBC or an Affiliated Employer;

even if such individual is subsequently determined (by a government or other administrative agency or by judicial action or otherwise) to have instead been a common-law employee of CIBC or such an Affiliated Employer for all or a portion of the period that he performs services for CIBC or such Affiliated Employer.

1.12 “Employee” means any individual who has a common-law employer-employee relationship with CIBC or an Affiliated Employer.

1.13 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.14 “Geneva Advisors” means GNV Advisors, LLC, Geneva Advisors, LLC, Geneva Holdings, and Limestone Energy Managers, LLC.

1.15 “Geneva Advisors Employee” means a “Continuing Employee” as defined in the Geneva Advisors Purchase Agreement.

1.16 “Geneva Advisors Purchase Agreement” means that certain Purchase and Sale Agreement by and among Atlantic Trust Group, LLC, The Matterhorn Delaware Directed Trust, Geneva Holding Company of Chicago, LLC and, solely for purposes of Articles III and IX thereof, Canadian Imperial Bank of Commerce, dated as of July 7, 2017.

1.17 “Highly Compensated Employee” means an Employee described in Code Section 414(q) and the regulations promulgated thereunder, and described in Section D.7 of Appendix D. “Highly Compensated Group” means the group of Eligible Employees who are Highly Compensated Employees for the Plan Year.

1.18 “Leased Employee” means a leased employee of CIBC as described at Section 2.03.

1.19 “Nonhighly Compensated Employee” means an Employee who is not a Highly Compensated Employee. “Nonhighly Compensated Group” means the group of Eligible Employees who are Nonhighly Compensated Employees for the relevant Plan Year.

1.20 “Participant” means an Employee who is eligible to be and becomes a Participant in accordance with the provisions of Article II, and whose Account under the Plan has not subsequently been liquidated.

1.21 “Plan” means the plan established by CIBC and continued in the form of this document, as it may be amended from time to time. CIBC intends the Plan to be a profit sharing plan for all purposes of the Code. The name of the Plan is the CIBC Retirement Savings Plan for U.S. Employees.

1.22 “Plan Year” means the 12 consecutive month period ending every December 31.

1.23 “Salary” means, as of the Effective Date for all Eligible Employees, the Eligible Employee’s wages, salary, overtime pay, bonuses, and commissions paid in a Plan Year and all elective contributions made by CIBC or an Affiliated Employer on behalf of such Eligible Employee to any plan, under Code Sections 125, 402(e)(3), 402(h), 403(b), 408(p) and 132(f)(4), of amounts that would otherwise have been paid to the Eligible Employee during such Plan Year, but excluding indirect payments such as contributions by CIBC or an Affiliated Employer to this or any other profit sharing plan or pension plan, welfare plans, group insurance plans or similar benefit programs, employee moving expenses deductible under code Section 217, and any income derived from stock purchase plans, stock options or other stock plans. For the avoidance of doubt, Salary shall not include any additional amounts payable to an Eligible Employee in connection with the freezing of the CIBC World Markets Retirement Plan for U.S. Employees. In addition to the foregoing, in the case of a Participant who receives differential wage payments (as defined in Code Section 414(u)) from CIBC, Salary shall include such differential wage payments to the extent that such amounts would be included as Salary if paid by CIBC to the Participant as an Employee, but only if the individual was an Eligible Employee on the date immediately prior to the commencement of the services in the uniformed services (as defined in chapter 43 of title 38 of the United States Code) to which such differential wage payments relate.

1.24 “Section 401(a)(17) Salary” means a Participant’s Salary up to the limitation described at Code Section 401(a)(17), as indexed for the applicable Plan Year, taking into account for purposes of such limitation any proration required where Salary is computed with respect to a period of less than a full year (other than on account of a Participant’s mid-year commencement or cessation of active participation in the Plan).

1.25 “Termination Date” means the date on which the Employee no longer has an employment relationship with CIBC or with any Affiliated Employer.

1.26 “Trustee” means Vanguard Fiduciary Trust Company and any successor duly appointed by CIBC.

1.27 “Trust Fund” means the assets of the Plan as held by the Trustee in trust pursuant to the trust agreement in effect between Canadian Imperial Bank of Commerce and Vanguard Fiduciary Trust Company, as that agreement may be amended or restated from time to time, or a trust agreement with a successor trustee.

1.28 “Valuation Date” means each business day of the month on which the New York Stock Exchange is open.

ARTICLE II

ELIGIBILITY

2.01 Eligibility. An Eligible Employee becomes a Participant in the Plan in accordance with this Section 2.01.

(a) Continuing Participants. An Eligible Employee who was a Participant in the Plan on the day before the Effective Date continues as a Participant in the Plan.

(b) Transferred Bank USA Plan Participants. Each individual who was a participant in the Bank USA Plan on December 31, 2020, became a Participant in this Plan on January 1, 2021, subject to the provisions of the Plan (including Appendix L).

(c) New Participants. Each other Eligible Employee will be eligible to participate in this Plan on the date coinciding with or next following the later of (i) attainment of age 18, or (ii) date of hire, provided that the Employee is employed as an Eligible Employee on such date.

Subject to Section 3.03, Before-tax Savings, Roth Savings and After-tax Savings (described in Sections 3.01 and 3.02) will commence as of the next administratively feasible payroll period after all contribution and investment election forms have been filed by the Participant with the Committee. If the Employee is not employed as an Eligible Employee on that date, subject to Section 3.03, the Employee will become a Participant under this paragraph as of the date the Employee is employed as an Eligible Employee and satisfies the requirements of Section 2.01.

2.02 Participation upon Reemployment. An Employee who is reemployed by CIBC after the Employee incurred a Termination Date (whether before or after the Effective Date) will be eligible to participate in the Plan, subject to Section 3.03, as of the first day the Employee is employed as an Eligible Employee and satisfies the requirements of Section 2.01.

2.03 Leased Employees.

(a) Subject to paragraph (b), the Plan treats a Leased Employee as an Employee of an Affiliated Employer that has not adopted the Plan. Thus, Leased

Employees are not Eligible Employees and may not participate in the Plan. A Leased Employee is an individual (who otherwise is not an Employee of CIBC or an Affiliated Employer) who, pursuant to a leasing agreement between CIBC or an Affiliated Employer and any other person, has performed services for CIBC (or for an Affiliated Employer) on a substantially full time basis for at least one year and who performs services under the primary direction and control of CIBC or an Affiliated Employer.

(b) The Plan does not treat a Leased Employee as an Employee if the leasing organization covers the Leased Employee under a safe harbor plan and, prior to application of this safe harbor plan exception, 20 percent or less of the non-highly compensated workforce of CIBC and all Affiliated Employers are Leased Employees. A safe harbor plan is a money purchase pension plan providing immediate participation, full and immediate vesting, and a nonintegrated contribution formula equal to at least 10 percent of the Leased Employee’s compensation without regard to employment by the leasing organization on a specified date in the applicable Plan Year. The safe harbor plan must determine the 10 percent contribution on the basis of compensation as defined in Code Section 415(c)(3) plus elective contributions under Section 125, 402(g), or 132(f)(4).

2.04 Elections. Unless otherwise specified, each election permitted under the Plan by any Participant or other person entitled to benefits under the Plan, and any permitted modification thereof, will be (a) in writing filed with the Committee at such times and in such form as the Committee will require, or (b) to the extent permitted by the Committee, under uniform and nondiscriminatory rules and regulations by electronic data transmission system, voice response system or in any other form (including electronic) approved by the Committee.

ARTICLE III

CONTRIBUTIONS

3.01 Amount. For each Plan Year, CIBC will contribute to the Trust Fund an amount which equals the sum of (a) Before-tax Savings, (b) Roth Savings, (c) Firm Matching Contributions, and (d) if applicable, Firm Bonus Contributions, as such contributions are determined for the Plan Year in this Section 3.01. Additionally, any Participant may make voluntary After-tax Savings under the Plan, as provided in Section 3.02. All elections by a Participant described in this Article III shall be made in accordance with such rules as the Committee may establish and apply on a uniform and nondiscriminatory basis. CIBC need not have current or accumulated profits to make any contribution for any Plan Year under this Section 3.01.

(a) Before-tax Savings.

(i)

Any Eligible Employee who satisfies the conditions of Section 2.01 may defer Salary earned by such Eligible Employee by filing a salary reduction agreement with the Committee. The salary reduction agreement must provide that the Participant’s Salary will be reduced by any whole number percentage (at least 1 percent, but not to exceed 100 percent), subject to the following sentence. In no event will the Before-tax Savings made with respect to any payroll period exceed 100 percent of such Participant’s Salary paid for such payroll period, provided that in the case of a Participant who is a Highly Compensated Employee, the percentage of the Participant’s Salary deferred for any payroll period will not exceed the percentage specified at Appendix I. The salary reduction agreement may not be effective earlier than the execution date of the Eligible Employee’s salary reduction agreement or, if later, the date the Eligible Employee enters (or reenters) the Plan as a Participant. Amounts deferred pursuant to this Section 3.01(a) will be referred to as “Before-tax Savings.”

(ii)

All Participants who are eligible to make Before-tax Savings under the Plan pursuant to paragraph 3.01(a)(i) and who have attained age 50 before the close of the Plan Year will be eligible to make, in addition to the Before-tax Savings described at Section 3.01(a)(i), “catch-up” contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code. Such catch-up contributions will not be taken into account for purposes of the limitations described at Section 3.01(a)(i), Section 3.02 and Appendix I and the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan will not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 410(b) and 416 of the Code, as applicable, by reason of the making of such Before-tax Savings.

(iii)

Notwithstanding anything herein to the contrary, a Participant’s election to make Before-tax Savings, Roth Savings (as described below) and/or After-tax Savings (as described in Section 3.02) shall not be given full effect for a payroll period if implementing such election would result in the inability to satisfy the Participant’s other payroll obligations (such as tax withholding and elective contributions under Code Section 125 or Code Section 132(f)(4)), in which case the Committee shall reduce the amount of the Participant’s Before-tax Savings, Roth Savings, or After-tax Saving, in such order and in such amount as the Committee in its discretion shall determine, to allow the Participant’s other payroll obligations to be satisfied.

(iv)	Before-tax Savings shall include Default Elective Deferrals, as defined in Section 3.03.

(b) Roth Savings Contributions.

(i)	A Participant may elect that, in lieu of all or a portion of the Before-tax Savings (including catch-up Before-tax Savings, and as may be limited by Appendix I) that the Participant is eligible to make under subsection 3.01(a) for a period, his current Salary be reduced for such Plan Year and a corresponding amount contributed on his behalf to the Plan and irrevocably designated, at the time the Participant’s contribution election is made, as “Roth Savings,” provided, however, that Before-tax Savings and Roth Savings made on behalf of a Participant for any Plan Year may not together exceed an amount equal to 100 percent of the Participant’s Salary for such Plan Year (or such lesser percentage as established by Appendix I). Roth Savings shall be includible in the Participant’s income at the time such amounts would have been received by the Participant in cash in the absence of such contribution election, and shall be treated for all purposes of the Plan as a designated Roth contribution (within the meaning of Code Section 402A). Notwithstanding any other provision of the Plan, Roth Savings and catch-up Roth Savings may only be made with respect to amounts that are Salary within the meaning of Section 1.23 of the Plan.

(ii)

Notwithstanding any provision in the Plan to the contrary, in accordance with Article VI, (A) contributions and withdrawals of Roth Savings will be credited and debited to the Roth Savings Account maintained for each Participant, and any Roth elective deferrals and properly attributable earnings transferred to the Plan in a direct rollover in accordance with Section 3.10 will be credited and debited to the Roth Rollover Account maintained for each Participant; (B) the Plan will maintain a record of the amount of Roth Savings in each Participant’s Roth Savings Account and the amount of Roth elective deferrals and earnings directly rolled over into the Plan in each Participant’s Roth Rollover Account; (C) gains, losses, and other credits or charges must be separately allocated on a reasonable and consistent basis to each Participant’s Roth Savings Account, Roth Rollover Account, and the Participant’s other Accounts under the Plan; (D) no contributions other than Roth Savings and properly attributable earnings will be credited to each Participant’s Roth Savings Account, and no amounts other than direct rollovers of Roth elective deferrals and properly attributable earnings will be credited to each Participant’s Roth Rollover Account.

(c) Firm Matching Contributions. Amounts contributed pursuant to this Section 3.01(c) will be referred to as “Firm Matching Contributions.” Effective January 1, 2021, for each payroll period of each Plan Year in which an Eligible Employee is an Employee of CIBC, CIBC will make a matching contribution on account of Before-tax Savings, Roth Savings, and After-tax Savings for such payroll period. CIBC’s aggregate Firm Matching Contribution for a payroll period under this Section 3.01(c) will be an amount equal to 100 percent of each such Participant’s Eligible Contributions for the payroll period. “Eligible Contributions” means the sum of such a Participant’s Before-tax Savings, Roth Savings, and After-tax Savings (excluding, for the avoidance of doubt, catch-up Before-tax Savings and catch-up Roth Savings) made for the payroll period which do not exceed 6 percent of the Participant’s Salary determined with respect to such payroll period. At the end of each Plan Year, CIBC will contribute with respect to each Participant such additional Firm Matching Contribution, if any, as necessary to make the total Firm Matching Contributions for such Participant for such Plan Year equal to 100 percent of the sum of such Participant’s Before-tax Savings, Roth Savings, and After-tax Savings (excluding, for the avoidance of doubt, catch-up Before-tax Savings and catch-up Roth Savings) made for such Plan Year that do not exceed 6 percent of such Participant’s Section 401(a)(17) Salary for such Plan Year.

(d) Firm Bonus Contributions. For each Plan Year, CIBC may, but is not required to, contribute to the Plan, on behalf of the Eligible Employees, an amount that is determined by the officer or employee holding the position of Senior Executive Vice-President and Group Head, U.S. Region (or the successor title to such position, as such title may be changed from time to time) (“Head of U.S. Region”), in his or her discretion. Amounts contributed pursuant to this Section 3.01(d) will be referred to as “Firm Bonus Contributions” and will be allocated in accordance with the provisions of Section 3.04(d).

3.02 After-tax Savings. Each Eligible Employee who satisfies the conditions of Section 2.01 may elect to make after-tax contributions by payroll deduction for the Eligible Employee’s own benefit in any amount equal to any whole number percentage (at least 1 percent but not to exceed 100 percent) of his Salary, subject to the following sentence. In no event will the amount of after-tax contributions made by a Participant exceed 100 percent of his Salary for such payroll period, or such smaller amount as the Committee determines in its discretion to be appropriate to assure compliance with the limitations imposed by the Code on such contributions. Amounts contributed pursuant to this Section 3.02 will be referred to as “After-tax Savings.” If the Participant elects to make both After-tax Savings and Before-tax Savings and/or Roth Savings for any payroll period, the sum of such After-tax Savings, Roth Savings and Before-tax Savings for a payroll period may not be less than 1 percent, and may not exceed 100 percent of his Salary for that payroll period or such smaller amount as the Committee determines in its discretion to be appropriate to assure compliance with the limitations imposed by the Code on such contributions.

3.03 Eligible Automatic Contribution Arrangement. The EACA described in this Section 3.03 is effective as of January 1, 2021. Default Elective Deferrals will be made on behalf of Covered Employees who do not have an affirmative election in effect regarding Elective Contributions. The amount of Default Elective Deferrals made for a Covered Employee each pay period is equal to the Default Percentage multiplied by the Covered Employee’s Salary for that pay period. A Covered Employee will have a reasonable opportunity after receipt of the notice described in paragraph (c) of this Section 3.03 to make an affirmative election regarding Elective Contributions (either to have no Elective Contributions made or to have a different amount of Elective Contributions made) before Default Elective Deferrals are made on the Covered Employee’s behalf. Default Elective Deferrals being made on behalf of an Covered Employee will cease as soon as administratively feasible after the Covered Employee makes an affirmative election.

(a) Definitions.

(i)

An “EACA” is an automatic contribution arrangement that is intended to constitute an “eligible automatic contribution arrangement” (within the meaning of Section 414(w) of the Code) and satisfies the uniformity requirement in paragraph (b) and the notice requirements in paragraph (c), below.

(ii)

An “automatic contribution arrangement” is an arrangement under which, in the absence of an affirmative election by a Covered Employee, a certain percentage of compensation will be withheld from the Covered Employee’s Salary and contributed to the Plan as Before-tax Savings.

(iii)

A “Covered Employee” is an Eligible Employee whose date of hire or rehire by CIBC is on or after January 1, 2021 and who does not have an affirmative election in effect regarding Elective Contributions.

(iv)

“Default Elective Deferrals” are the Before-tax Savings contributed to the Plan under the EACA on behalf of Covered Employees who do not have an affirmative election in effect regarding Elective Contributions. All Default Elective Deferrals shall be treated as Before-tax Savings (not Roth Savings).

(v)

The “Default Percentage” is the percentage of a Covered Employee’s Salary contributed to the Plan as a Default Elective Deferral for the Plan Year, which shall initially be 3% and will increase by 1% (as described in paragraph (d), below) until the Default Percentage is 10%.

(b) Uniformity Requirement. The same percentage of Salary will be withheld as Default Elective Deferrals from all Covered Employees subject to the Default Percentage except as relates to the automatic increases provided for in paragraph (d), below, or to the extent that Default Elective Deferrals must be reduced or stopped to meet the limitations under Section 401(a)(17), 402(g), or 415 of the Code.

(c) Notice Requirement. At least 30 days, but not more than 90 days, before the beginning of the Plan Year, each Covered Employee will be provided with a comprehensive notice of the Covered Employee’s rights and obligations under the EACA, written in a manner calculated to be understood by the average Covered Employee. If an individual becomes a Covered Employee after the 90th day before the beginning of the Plan Year and does not receive the notice for that reason, the notice will be provided no more than 90 days before the individual becomes eligible to make a cash or deferred election (or becomes covered under the EACA as a result of a change in employment status), and no later than the date that affords the individual a reasonable period of time after receipt of the notice to make an affirmative election; provided, however, that if it is not practicable for the notice to be provided on or before the date on which the individual becomes eligible to make a cash or deferred election, the notice will be provided as soon as practicable after that date and the employee will be permitted to elect to defer from all Salary earned beginning on that date. The automatic contribution arrangement notice shall specify: (i) the amount of Default Elective Deferrals that will be made on the Covered Employee’s behalf in the absence of an affirmative election; (ii) the Covered Employee’s right to elect to have no Elective Contributions made on his behalf or to have a different amount of Elective Contributions made; (iii) how Default Elective Deferrals will be invested in the absence of the Covered Employee’s investment instructions; and (iv) the Covered Employee’s right to make a withdrawal of Default Elective Deferrals and the procedures for making such a withdrawal.

(d) Automatic Increase. A Covered Employee’s Default Percentage will increase by 1% in January of each subsequent Plan Year that begins after the Default Percentage first applies to the Covered Employee and ending when the Default Percentage reaches 10%.

(e) Withdrawal of Default Elective Deferrals.

(i)

No later than 90 days after Default Elective Deferrals are first withheld from a Covered Employee’s Salary, the Covered Employee may request a distribution of his or her Default Elective Deferrals. No spousal consent is required for a withdrawal under this Section 3.03(e).

(ii)

The amount to be distributed from the Plan upon the Covered Employee’s request is equal to the amount of Default Elective Deferrals made through the earlier of (A) the pay date for the second payroll period that begins after the Covered Employee’s withdrawal request and (B) the first pay date that occurs after 30 days after the Covered Employee’s request, plus attributable earnings through the date of distributions. Any fee charged to the Covered Employee for the withdrawal may not be greater than any other fee charged for a cash distribution.

(iii)

Unless the Covered Employee affirmatively elects otherwise, any withdrawal request will be treated as an affirmative election to stop having Elective Contributions made on the Covered Employee’s behalf as of the date specified in Section 3.03(e)(ii) above.

(iv)

Default Elective Deferrals distributed pursuant to this Section 3.03(e) are not counted towards the dollar limitation on Elective Contributions contained in Section 402(g) of the Code nor for the ADP test. Matching Contributions that might otherwise be allocated to a Covered Employee’s account on behalf of Default Elective Deferrals will not be allocated to the extent the Covered Employee withdrawals such Elective Deferrals pursuant to this

Section 3.03(e) and any Matching Contributions already made on account of Default Elective Deferrals that are later withdrawn pursuant to this Section 3.03(e) will be forfeited.

(f) In the absence of an affirmative investment direction under Section 5.03, any amounts credited to a Covered Employee’s Account may be invested in the Investment Funds as determined by the Committee. A Covered Employee may provide an affirmative investment direction under Section 5.03 to change in the manner in which his or her Account is invested at any time in accordance with the procedures established under the Plan for such purpose.

3.04 Payment/Allocation of Contribution. Contributions made pursuant to Sections 3.01, 3.02 and 3.03 of this Plan will be allocated to a Participant’s Accounts (described at Section 6.01) in accordance with the terms of this Section 3.04.

(a) Before-tax Savings. For each payroll period for each Plan Year, CIBC will contribute to the Trust Fund the aggregate Before-tax Savings (including Default Elective Deferrals) attributable to such payroll period on the earliest date on which such contributions can be reasonably segregated from the Firm’s general assets, but no later than the 15th business day of the month following the month in which such amounts would have been paid to the Participant but for the Participant’s salary reduction agreement. CIBC will establish for each Participant a Before-tax Savings Account (described at Section 6.01) to which will be allocated the amount of Before-tax Savings CIBC makes on behalf of the Participant.

(b) Roth Savings. For each payroll period for each Plan Year, CIBC will contribute to the Trust Fund the aggregate Roth Savings attributable to such payroll period on the earliest date on which such contributions can be reasonably segregated from the Firm’s general assets, but no later than the 15th business day of the month following the month in which such amounts would have been paid to the Participant but for the Participant’s contribution agreement. CIBC will establish for each Participant a Roth Savings Account (described at Section 6.01) to which will be allocated the amount of Roth Savings CIBC makes on behalf of the Participant.

(c) Firm Matching Contributions. For each payroll period for each Plan Year, CIBC will contribute to the Trust Fund the Firm Matching Contributions attributable to such payroll period without interest as soon as practicable after the payroll period with respect to which the Firm Matching Contribution is made, but in no event later than the time prescribed by law for filing the Employer’s federal income tax return, including extensions thereof. CIBC will establish for each Participant a Firm Matching Contributions Account (described at Section 6.01) to which will be allocated that portion of Firm Matching Contributions made on account of the Participant’s Eligible Contributions for the Plan Year. As of the last day of the Plan Year, CIBC will make such additional Firm Matching Contribution, if any, as necessary to satisfy the Matching Contribution obligation described in the last sentence of Section 3.01(c).

(d) Firm Bonus Contributions. CIBC will pay to the Trust Fund the Firm Bonus Contribution, if any (as determined by the Head of U.S. Region), for the Plan Year, determined in accordance with the provisions of Section 3.01(d), without interest, no later than the time prescribed by law for filing the Employer’s federal income tax return, including any extensions thereof. The Firm Bonus Contribution, if any, for a Plan Year will be allocated to all Eligible Employees who have satisfied the requirements of Section 2.01, regardless of whether such Employees are currently participating in the Before-tax Savings, Roth Savings, and/or After-tax Savings portions of the Plan, but excluding any individuals who are not employed by an Employer on the last day of such Plan Year, in the same ratio that each such Eligible Employee’s Section 401(a)(17) Salary actually paid for the Plan Year bears to the total Section 401(a)(17) Salary actually paid for the Plan Year to all Eligible Employees who are eligible for an allocation under this Section 3.04(d). The portion of the Firm Bonus Contribution, if any, made with respect to each Participant will be allocated to the Participant’s Firm Bonus Contributions Account (described at Section 6.01). CIBC will make this allocation as of December 31 of the Plan Year for which the contribution is made.

(e) After-tax Savings. For each payroll period for each Plan Year, CIBC will contribute to the Trust Fund the aggregate After-tax Savings attributable to such payroll period on the earliest date on which such contributions can be reasonably segregated from the Firm’s general assets, but no later than the 15th business day of the month following the month in which such amounts would have been paid to the Participant but for the Participant’s election to make After-tax Savings. CIBC will establish for each Participant an After-tax Savings Account (described at Section 6.01) to which will be allocated the amount of After-tax Savings that the Participant makes to the Trust Fund.

(f) Allocation. For purposes of the limitations of Appendices B, C, D and E, all amounts described at paragraphs (a), (b), (c) and (e) are to be allocated, within the meaning of regulations under Sections 401(k), 401(m) and 415 as of the date such contributions are paid into the Trust Fund or, if earlier, December 31 of the Plan Year for which the contribution is made. For purposes of the deduction requirements of Code Section 404, all contributions under paragraphs (a), (b), (c), (d) and (e) for any Plan Year will be considered to have been made on the last day of that year, regardless of when paid to the Trustee.

(g) Limitation. Notwithstanding the preceding paragraphs, the sum of a Participant’s After-tax Savings, Roth Savings, and Before-tax Savings for any Plan Year (excluding catch-up Before-tax Savings and catch-up Roth Savings) may not exceed 100 percent, in the aggregate, of the Participant’s Section 401(a)(17) Salary for such Plan Year, and Firm Matching Contributions for any Plan Year may not exceed 6 percent (of the Participant’s Section 401(a)(17) Salary for such Plan Year.

(h) Elections. A Participant’s elections to make Roth Savings and After-tax Savings, to have CIBC make Before-tax Savings on his behalf, and to terminate, suspend, increase, reduce or reinstate such contributions will be made in accordance with uniform and nondiscriminatory rules established by the Committee. An election to modify a deferral percentage election (including a complete suspension of contributions or a reinstatement) will be effective with respect to the first payroll period beginning after the deferral percentage change is requested by the Participant in accordance with the Committee requirements.

(i) Salary. For purposes of determining the amount and allocation of any contribution under this Article III to a Participant in the Plan Year in which he first becomes a Participant, the Plan will take into account only Salary attributable to the portion of the Plan Year in which the Employee actually is a Participant.

(j) Forfeiture of Firm Matching Contributions. Subject to Section E.7 of Appendix E, but notwithstanding any other provision of the Plan, any portion of a Firm Matching Contribution attributable to Before-tax Savings, Roth Savings, or After-tax Savings that are distributed as excess deferrals, excess contributions or excess aggregate contributions in accordance with Appendices B, C, D or E will be forfeited in accordance with and subject to Internal Revenue Code regulations and applied in accordance with Section 7.15.

3.05 Limitation on Annual Additions. The amount of Annual Additions allocated to any Participant’s Account for any Plan Year may not exceed the maximum permissible amount, as determined in accordance with the rules and procedures set forth in Appendix B.

3.06 Limitation on Before-tax Savings and Roth Savings. The amount of Before-tax Savings and Roth Savings made by or on behalf of any Eligible Employee for any Plan Year will be limited so as not to exceed the “402(g) Limitation,” as set forth in Appendix C, provided that the limitation in Appendix C will not apply to catch-up Before-tax Savings and catch-up Roth Savings described in Sections 3.01(a) and (b) and Section 414(v) of the Code.

3.07 Actual Deferral Percentage Test. The Before-tax Savings and Roth Savings made to the Plan by and on behalf of Highly Compensated Employees must satisfy the “ADP Test,” as set forth in Appendix D.

3.08 Average Contribution Percentage Test. Firm Matching Contributions and After-tax Savings made by and on behalf of Highly Compensated Employees (defined at Appendix D) must satisfy the “ACP Test,” as set forth in Appendix E.

3.09 Reduction of Contribution Rates. To conform the operation of the Plan to Code Section 401(a)(4) and the limits of Code Section 415(c) (described at Appendix B), Code Section 402(g) (described at Appendix C), Code Section 401(k) (described at Appendix D), and Code Section 401(m) (described at Appendix E), the Committee may unilaterally modify or revoke any Before-tax Savings, Roth Savings, or After-tax Savings election made (or deemed to have been made, in the case of Default Elective Deferrals) by a Participant under Sections 3.01, 3.02, or 3.03, or may reduce (to zero if necessary) the level of Firm Matching Contributions and any Firm Bonus Contributions to be made on behalf of Highly Compensated Employees for any month or Plan Year pursuant to Section 3.01(c) and (d).

3.10 Rollover Contributions. Any Eligible Employee may, subject to Committee approval, contribute cash to the Trust Fund as a “Rollover Contribution” (including a “direct rollover” pursuant to Code Section 401(a)(31)), provided that this Plan is an “eligible retirement plan” (as defined in Code Section 402(c)(8)(B)). The term Rollover Contribution means:

(a) a direct rollover of an eligible rollover distribution from a qualified plan described in Section 401(a) or 403(a) of the Code, including after-tax employee contributions, an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state;

(b) a Participant contribution of an eligible rollover distribution from a qualified plan described in Section 401(a) or 403(a) of the Code, an annuity contract described in Section 403(b) of the Code, and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state;

(c) a rollover contribution of a distribution from a designated Roth account (within the meaning of section 402A(b)(2) of the Code) under an applicable retirement plan described in Section 402A(e)(1) of the Code other than the Plan, but only to the extent that it is a direct rollover and only to the extent that the rollover is permitted under the rules of Section 402(c) of the Code; or

(d) a Participant rollover contribution of the portion of a distribution from an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income.

All Rollover Contributions will be allocated to the Participant’s Rollover Account or Roth Rollover Account, described at Section 6.01, as applicable.

3.11 Trustee to Trustee Transfers. The Plan permits the Trustee, subject to Committee approval, to accept a direct transfer (other than a Rollover Contribution described in Section 3.10) of plan assets from another qualified plan (“direct transfer”) on behalf of any Eligible Employee. Any direct transfer of plan assets must also be made in a manner consistent with Section 10.03, and must not result in the elimination or reduction of any protected benefit under Code Section 411(d)(6). In addition, no direct transfer to this Plan may be made from a plan to which the joint and survivor annuity and pre-retirement survivor annuity requirements under Code Sections 401(a)(11) and 417 are applicable. If the Plan receives a direct transfer (by merger or otherwise) of elective contributions (or amounts treated as elective contributions) under a Plan with a Code Section 401(k) arrangement, the distribution restrictions of Code Section 401(k)(2) and (10) continue to apply to such transferred elective contributions.

If the Trustee accepts a Rollover Contribution under Section 3.10 or direct transfer of plan assets under Section 3.11, the Committee and Trustee will treat the Employee as a Participant for all purposes of the Plan except for purposes of making or receiving an allocation of contributions under the Plan until the Employee satisfies the eligibility requirements set forth in Section 2.01 of the Plan.

3.12 Mistake of Fact/Deductibility. CIBC contributes to this Plan on the condition its contribution is not due to a mistake of fact and the Internal Revenue Service will not disallow the deduction for its contribution. Upon written request from CIBC, the Trustee will return to CIBC the amount of the contribution made by CIBC by mistake of fact or the amount of CIBC’s contribution disallowed as a deduction under Code Section 404. The Trustee will not return any portion of CIBC’s contribution under the provisions of this Section 3.12 more than one year after (a) CIBC made the contribution by mistake of fact, or (b) the disallowance of the contribution as a deduction, and then, only to the extent of the disallowance. The Trustee will not increase the amount of the CIBC contribution returnable under this Section 3.12 for any earnings attributable to the contribution, but the Trustee will decrease the CIBC contribution returnable for any attributable losses.

3.13 Participants Receiving Differential Wage Payments. A Participant who receives differential wage payments (as defined in Code Section 414(u)) from CIBC shall be treated as an Eligible Employee for purposes of this Article III during the period for which such differential wage payments are paid to that Participant, but only if the individual was an Eligible Employee on the date immediately prior to the commencement of the services in the uniformed services (as defined in chapter 43 of title 38 of the United States Code) to which such differential wage payments relate.

ARTICLE IV

VESTING AND TERMINATION DATES

4.01 Determination of Vested Interest. Each Participant employed by CIBC prior to January 2, 1998, who was still employed on January 1, 1999, is 100 percent vested in his current Accounts and in all future contributions to the Plan. Each other Participant will have a fully vested, nonforfeitable interest in his Firm Matching Contributions Account and Firm Bonus Contributions Account upon his completion of three Years of Service as determined under Section 4.03; provided, however, (i) a Participant will have a fully vested, nonforfeitable interest in any qualified nonelective contributions and Transferred Employer Contributions (as defined in Section 6.01(e)) in his Firm Bonus Contributions Account and in the earnings on such amounts; and (ii) the vested interest of Transferred Bank USA Plan Participants shall be determined by application of the provisions in Appendix L. A Participant at all times will have a non-forfeitable interest in his Before-tax Savings Account, Pre-1987 After-tax Savings Account, Post-1986 After-tax Savings Account, Roth Savings Account, and Rollover Account.

4.02 Accelerated Vesting. Notwithstanding the foregoing provisions of this Article IV, a Participant will have a fully vested, nonforfeitable interest in all of his Accounts if, while employed by CIBC or an Affiliated Employer, he (i) attains age 65, (ii) dies, or (iii) becomes disabled. If a Participant dies on or after January 1, 2007, while performing qualified military service (as defined in Section 414(u) of the Code), the Participant shall be treated for purposes of the first sentence of this Section 4.02 as if he had resumed employment in accordance with the Participant’s reemployment rights under chapter 43 of title 38, United States Code on the day preceding death. If a Participant becomes disabled on or after January 1, 2011 while performing qualified military service (as defined in Section 414(u) of the Code), the Participant shall be treated for purposes of the first sentence of this Section 4.02 as if he had resumed employment in accordance with the Participant’s reemployment rights under chapter 43 of title 38, United States

Code, on the day preceding disability. In addition, in the event of the Plan’s termination (in accordance with Section 9.04) or partial termination (as determined under applicable law and regulations) or the complete discontinuance of contributions to the Plan, each affected Participant will have a fully vested, nonforfeitable interest in all of his Accounts. For purposes of this Section 4.02, a Participant will be considered permanently disabled if the Participant qualifies for long-term disability benefits under an insured long-term disability benefit plan of CIBC or an Affiliated Employer that applies to the Participant.

4.03 Years of Service. The term “Years of Service” means, with respect to any Employee, the number of years, computed to fractional portions thereof, elapsed since the date the Employee first performed an hour of service for CIBC or an Affiliated Employer, subject to the following:

(a) if an Employee’s employment with CIBC and the Affiliated Employers is terminated and he incurs a One Year Break in Service, he will not be credited with service for the period between the date his employment is terminated and the date, if any, of his reemployment by CIBC or an Affiliated Employer;

(b) if an Employee does not have a nonforfeitable right under the Plan to any portion of his Account balances, and the number of his consecutive One Year Breaks in Service equals or exceeds the greater of five or the aggregate number of his Years of Service, then his number of Years of Service, if any, accrued prior to such break will be disregarded and he will be treated as a new employee for all purposes of the Plan.

(c) In the case of any Participant hired by an Oppenheimer business unit on or after January 2, 1998, the Participant’s Years of Service will be the greater of (but not both) (i) the number of Years of Service credited to him as of December 31, 1998, under the terms of the Oppenheimer 401(k) Capital Accumulation Plan and Trust, plus his Years of Service under this Section 4.03 for the period after 1998; or (ii) the total Years of Service to which he is credited (without regard to this paragraph (c)) under the provisions of this Section 4.03 from his date of hire.

(d) “Years of Service” in the case of a Participant who is a Geneva Advisors Employee shall include his period of service, as calculated under the Geneva Advisors, LLC 401(k) Profit Sharing Plan, with Geneva Advisors (or its Subsidiaries or Affiliates, as such terms are defined in the Geneva Advisors Purchase Agreement) or, to the extent past service credit was granted to such Participant under the Geneva Advisors, LLC 401(k) Profit Sharing Plan, a predecessor of any of the foregoing.

(e) “Years of Service” in the case of a Participant who was employed by PrivateBancorp, Inc. or one of its subsidiaries (“PVTB”) on June 23, 2017, and whose employment was transferred after that date to a Participating Employer shall include all service of such Participant as an employee of PVTB (or any predecessor of PVTB). “Subsidiaries” for purpose of the definition of PVTB shall have the meaning set forth in that certain Agreement and Plan of Merger by and among Canadian Imperial Bank of Commerce, PrivateBancorp, Inc. and CIBC HoldCo Inc., dated as of June 29, 2016, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of May 4, 2017.

(f) “Years of Service” in the case of a Participant who was formerly employed by GP WF Fund V Limited Partnership or one of its affiliates (“GP WF”) and who became employed by a Participating Employer in connection with the closing (the “Project Crown Closing”) of the transactions contemplated by that certain Asset Purchase Agreement by and among GP WF Fund V Limited Partnership, CIBC Innovation Finance Ltd., Canadian Imperial Bank of Commerce, Clairvest Group Inc., Mark R. McQueen, F. Mark Usher, the McQueen Family Trust 2015, WF Fund Contributors Trust, and 2177995 Ontario Limited, dated as of January 5, 2018 (the “Project Crown Agreement”) shall include his years of employment reflected in the records of the entity that employed the individual immediately prior to the Project Crown Closing, as reported by the selling entity to CIBC. “Affiliates” for purposes of the definition of GP WF shall having the meaning set forth in the Project Crown Agreement.

4.04 One Year Break in Service. The term “One Year Break in Service” means, with respect to any Employee, the 12-consecutive-month period commencing on the earlier of his Termination Date (as defined in Section 1.25) or the first anniversary of the first date of a period in which the Employee is absent from work with CIBC and the other Affiliated Employers for any reason other than a quit, retirement, discharge or death if he is not paid or entitled to payment for the performance of duties for CIBC or an Affiliated Employer during that 12-consecutive-month period. Notwithstanding the foregoing, solely for purposes of determining whether a One Year Break in Service has occurred if an Employee is absent from service on account of a Maternity or Paternity Absence (as defined below) beyond the first anniversary of the date on which such absence began, a One Year Break in Service will not occur until the third anniversary of the first day of such absence. For all other purposes hereunder, however, no portion of such Maternity or Paternity Absence occurring after the first anniversary of the first day thereof will be credited as part of a Year of Service. The term “Maternity or Paternity Absence” means an employee’s absence from work because of the pregnancy of such individual, the birth of a child of such individual, the placement of a child with such individual in connection with the adoption of a child by such individual, or for purposes of caring for the child by such individual immediately following such birth or placement. The Committee may require the employee to furnish such information as it considers necessary to establish that such individual’s absence was a Maternity or Paternity Absence.

4.05 USERRA. Effective with respect to reemployments after December 12, 1994, notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code. Notwithstanding any provision of the Plan to the contrary, where applicable, loans will be administered in accordance with Section 414(u) of the Code.

ARTICLE V

INVESTMENT OF THE TRUST FUND

5.01 Investment Funds. The Committee will establish and cause the Trustee to maintain three or more “Investment Funds,” in addition to the CIBC Stock Fund, each of which is diversified and has materially different risk and return characteristics, for the investment of Participant’s Accounts (as described in Section 6.01). The CIBC Stock Fund is intended to be invested primarily in the Common Stock of Canadian Imperial Bank of Commerce or any other security which is a “qualifying employer security” as that term is defined in Section 407 of ERISA, and which complies with all of the requirements prescribed by ERISA with respect to any such investment. The Committee will also cause the Trustee to maintain a Loan Account to reflect any loans to Participants pursuant to Appendix G. The Investment Committee in its discretion may add additional Investment Funds or, subject to the first sentence of this Section, may delete any Investment Fund.

5.02 Investment Fund Accounting. The Committee will maintain or cause to be maintained separate subaccounts for each Participant in each of the Investment Funds (and in his Loan Account, if any) to separately reflect his interest in each such Fund or in the Loan Account and the portion thereof that is attributable to each of his Accounts.

5.03 Investment Fund Elections. At the time that a Participant enrolls in the Plan pursuant to Section 2.01 or receives a contribution on his behalf pursuant to Article III, and after such time, each Participant (in such manner as the Committee will require, and subject to such limitations as the Committee will establish, under uniform and nondiscriminatory rules) may specify the percentage, in multiples of 1 percent, of future contributions subsequently credited to his Accounts that are to be invested in each of the Investment Funds. During any period in which no direction is on file with the Trustee, amounts credited to a Participant’s Accounts may be invested in the Investment Funds as determined by the Committee.

5.04 Transfers Between Investment Funds. Subject to such limitations as the Committee may establish in accordance with the following provisions of this Section 5.04, at any time during the Plan Year, a Participant may elect (in such manner as the Committee will require by uniform and nondiscriminatory rules) to transfer, in whole percentages only, all or any portion of the value of his Accounts, or any portion thereof, held in any Investment Fund (including, subject to the restrictions described in this Section 5.04, the CIBC Stock Fund) to any other Investment Fund (including, subject to the restrictions described in this Section 5.04, the CIBC Stock Fund) then made available to such Participant.

(a) Transfers into or out of the CIBC Stock Fund will be subject to such restrictions as the Committee may impose; provided that,

(i)	an Applicable Individual will have periodic reasonable divestment and reinvestment opportunities at least quarterly; and

(ii)

except as permitted by Sections 1.401(a)(35)-1(e)(2) and (3) of the Treasury regulations, restrictions (either direct or indirect) or conditions will not be imposed on investment in the CIBC Stock Fund that are not imposed on the investment of other Plan assets. For purposes of this Section 5.04(a)(ii), a “restriction or condition” means either a restriction on an Applicable Individual’s right to divest investment in the CIBC Stock Fund that is not imposed on Investments other than the CIBC Stock Fund or a benefit that is conditioned on investment in the CIBC Stock Fund.

(b) Consistent with Section 1.401(a)(35)-1(e)(2) of the Treasury regulations, the Committee may restrict the transfer of amounts in and out of the CIBC Stock Fund if such restriction is required to ensure or reasonably designed to ensure compliance with all applicable securities laws of the United States and Canada. Pursuant to the preceding sentence, transfers into and out of the CIBC Stock Fund shall be prohibited for all Participants during a reasonable blackout period each quarter immediately preceding the release of CIBC’s earnings statement for the quarter, and, in the case of Participants designated as insiders under corporate policy, shall be restricted to a reasonable trading window each quarter following the release of CIBC’s earnings statement for the relevant quarter.

(c) For purposes of this Section 5.04, an “Applicable Individual” with respect to any employer nonelective contributions is either:

(i)	a Participant who has completed at least three Years of Service,

(ii)	an alternate payee who has an account under the Plan with respect to a Participant who has completed at least three Years of Service, or

(iii)	a Beneficiary of a deceased Participant.

(d) For purposes of this Section 5.04, an “Applicable Individual” with respect to elective deferrals, employee contributions, and rollover contributions is either:

(i)	a Participant, without regard to Years of Service,

(ii)	an alternate payee who has an account under the Plan with respect to a Participant, without regard to the Participant’s Years of Service, or

(iii)	a Beneficiary of a deceased Participant.

5.05 Allocation of Responsibility. In general, and subject to such uniform rules and limitations as the Committee will establish, it is intended that each Participant will have the right to direct the investment of his Accounts among the Investment Funds described at Section 5.01, in accordance with Sections 5.03 and 5.04. Notwithstanding the preceding sentence or other provisions of this Article V, the Committee may in its discretion suspend Participant direction of investments under such circumstances and for such periods as the Committee determines to be in the best interests of the Plan. Other than during such periods of suspension, the Plan is intended to be operated in accordance, and comply, with the requirements of Section 404(c) of ERISA.

5.06 CIBC Stock Fund. Voting and tender rights with respect to securities held in the CIBC Stock Fund will be exercised in accordance with the terms of the Trust Agreement.

ARTICLE VI

PLAN ACCOUNTS

6.01 Participant’s Accounts. The Committee will maintain (or cause to be maintained) the following “Accounts” in the name of each Participant, as applicable:

(a) a “Before-tax Savings Account” which will reflect Before-tax Savings, if any, made on the Participant’s behalf and the income, losses, appreciation and depreciation attributable thereto;

(b) a “Pre-1987 After-tax Savings Account” which will reflect the Participant’s After-tax Savings to the Plan, if any, made before 1987, and the income, losses, appreciation and depreciation attributable thereto;

(c) a “Post-1986 After-tax Savings Account” which will reflect the Participant’s After-tax Savings to the Plan, if any, made after 1986, and the income, losses, appreciation and depreciation attributable thereto;

(d) a “Firm Matching Contributions Account” which will reflect Firm Matching Contributions, if any, allocated to the Participant and any forfeitures restored to him pursuant to Section 7.14 and the income, losses, appreciation and depreciation attributable thereto;

(e) a “Firm Bonus Contributions Account” which will reflect (i) the Firm Bonus Contributions, if any, allocated to the Participant and any forfeitures restored to him pursuant to Section 7.14, (ii) qualified nonelective contributions as defined in Treas. Reg. Section 1.401(k)-6 made to the Plan in accordance with Rev. Proc. 2019-19 (or successor guidance relating to the Employee Plans Compliance Resolution System) , if any, (iii) amounts, if any, transferred to this Plan from another tax-qualified plan, other than by rollover, in which the Participant has a fully vested, nonforfeitable interest (other than employee pre-tax deferrals or after-tax contributions) (“Transferred Employer Contributions”), and (iv) the income, losses, appreciation and depreciation attributable to such amounts;

(f) a “Roth Savings Account” which will reflect Roth Savings contributions, if any, made by the Participant and the income, losses, appreciation and depreciation attributable thereto;

(g) a “Rollover Account” which will reflect Rollover Contributions, if any, (other than Roth Rollovers) made by the Participant and income, losses, appreciation and depreciation attributable thereto. Within a Rollover Account, the Company will separately account for After-tax Savings transferred to the Plan in a direct rollover;

(h) a “Roth Rollover Account” in the name of each Participant, which account shall reflect the amount of the Rollover Contributions, if any, made by him attributable to a direct rollover from a designated Roth contribution account pursuant to Section 3.10, and the income, losses, appreciation, and depreciation attributable thereto;

(i) a “Bank USA Match Account” in the name of each Transferred Bank USA Plan Participant to reflect employer matching contributions made under the Bank USA Plan prior to January 1, 2021 and the income, losses appreciation and depreciation attributable thereto; and

(j) a “Prior ER match Account” which will reflect prior matching contributions transferred into the Plan that are 100% vested.

In addition to the foregoing, there shall be established and maintained such other Accounts as the Committee, in consultation with the Recordkeeper, determines are necessary from time to time to properly account for the benefits of Participants under the Plan, including subaccounts within any Account to distinguish contributions (and the earnings thereon) made to such Account (including amounts transferred to the Plan from another tax-qualified plan, other than by rollover). The Accounts and subaccounts provided for in this Section 6.01 will be for accounting purposes only. References to the “balance” in a Participant’s Accounts means the aggregate of the balance in the Investment Funds.

6.02 Adjustment of Participant’s Accounts. The Committee will enter into a service contract with a third party (the “Recordkeeper”) to perform certain recordkeeping services for the Plan. As of each Valuation Date prior to or coincident with his Distribution Date (as described in Section 7.03(c)), the Accounts of a Participant will be adjusted in accordance with procedures established by the Recordkeeper, to reflect all contributions, transfers, distributions, loans, and income and losses attributable thereto.

6.03 Allocation and Crediting of Contributions and Forfeitures. Subject to the provisions of Article III, contributions will be allocated and credited as follows:

(a) Before-tax Savings, Roth Savings, After-tax Savings, Firm Matching Contributions and Rollover Contributions made by or on behalf of a Participant for any calendar month will be credited to that Participant’s appropriate Accounts as soon as administratively practicable after such amounts are received by the Trustee.

(b) As of the last day of each Plan Year, the Firm Bonus Contributions, if any, for that Plan Year will be allocated among the appropriate Accounts of Participants who satisfy the requirements of Section 3.04(d) in accordance with the terms of that Section. Such amounts will be credited to Participant’s appropriate Accounts as soon as administratively practicable after such amounts are received by the Trustee.

Notwithstanding anything herein to the contrary, contributions made to the Plan by or on behalf of a Participant will share in the gains and losses of the Investment Funds only when actually credited to the Participant’s relevant Accounts.

6.04 Account Expenses. All benefits of the Plan shall be paid by the Trust Fund out of Plan assets. The reasonable expenses of administering the Plan and the fees and expenses incurred in connection with the collection, administration, management, investment, protection and distribution of the Plan assets of the Trust Fund shall be paid directly from the Trust Fund out of Plan assets, unless paid by CIBC, and, if paid by CIBC, CIBC may obtain reimbursement from the Trust, to the maximum extent permitted by law. All amounts described in the preceding sentence shall be allocated to the Participant’s Accounts in accordance with rules established by the Committee in its sole discretion. Trading commissions incurred in connection with the investment of any Participant’s Accounts will be charged to such Accounts to the extent permitted by ERISA, unless otherwise paid by CIBC.

6.05 Statement of Plan Interest. As soon as practicable after the last day of each Plan Year quarter, the Committee will provide each Participant with a statement reflecting the balances of his Accounts.

ARTICLE VII

LOANS, WITHDRAWALS AND DISTRIBUTIONS

7.01 Participant Loans. The Committee will direct the Trustee to make loans to Participants from their respective Accounts in accordance with the “loan policy” set forth in Appendix G which is intended to be consistent with the requirements of ERISA Section 408(b)(1) and Code Section 72(p).

7.02 Payment Prior to Termination Date. A Participant whose Termination Date has not yet occurred may elect to withdraw all or part of his interest from his Accounts under the following circumstances:

(a) After-tax Account and Rollover Account. At any time, the Participant or Beneficiary may elect, in such manner as required by the Committee pursuant to uniform and nondiscriminatory rules, to withdraw all or a portion of the Participant’s or Beneficiary’s After-tax Savings Account, Roth Rollover Account and/or Rollover Account, provided, however, that no more than two such withdrawals may be made during any one-year period. Any withdrawal made pursuant to this Section 7.02(a) from a Participant’s After-tax Savings Account will be considered first a distribution of the Participant’s After-tax Savings made prior to 1987, and thereafter earnings on such pre-1987 After-tax Savings, and thereafter a distribution of Post-1986 After-tax Savings plus a pro-rata portion of earnings attributable to such Post-1986 After-tax Savings. No withdrawal will be permitted pursuant to this Section 7.02(a) unless (i) the amount withdrawn is at least $500 and (ii) no withdrawal was made pursuant to this Section 7.02(a) within the prior 6 month period.

(b) After Age 59-1/2. After the attainment of age 59-1/2, a Participant may at any time withdraw any portion or all of his Before-tax Savings Account, his Roth Savings Account, his Firm Matching Contributions Account, his Bank USA Match Account, his Prior ER match Account, and his Firm Bonus Contributions Account in that order, provided, however, that no more than two such withdrawals may be made during any one-year period.

(c) Disability. In the event that a Participant becomes permanently and totally disabled, such Participant may at any time withdraw from his Account any portion or all of his Before-tax Savings Account, his Roth Savings Account, his Firm Matching Contributions Account and Firm Bonus Contributions Account in that order. For purposes of this Section 7.02, a Participant is “permanently and totally disabled” if the

Participant qualifies for long-term disability benefits under an insured long-term disability benefit plan of CIBC or an Affiliated Employer that applies to the Participant.

(d) Hardship. The Participant may request a hardship distribution of his Before-tax Savings Account and Roth Savings Account (but not earnings thereon) in accordance with the rules set forth in Appendix F.

(e) Direct Transfer. A Participant who is entitled to make a withdrawal pursuant to this Section 7.02 may elect, under Section 7.19, to have any portion of such withdrawal amount which constitutes an “eligible rollover distribution” within the meaning of Code Section 401(a)(31)(C) transferred directly to an “eligible retirement plan.”

(f) CIBC Stock Fund. No withdrawal under this Section 7.02 may be made from any portion of the Participant’s Accounts invested in the CIBC Stock Fund.

7.03 Distribution after Termination Date. If a Termination Date occurs with respect to a Participant (for a reason other than his death), the vested portions of his Accounts will be distributed in accordance with the following provisions of this Section 7.03, subject to the provisions of Section 7.04:

(a) Balance Does Not Exceed $1,000. If the value of the vested portions of the Participant’s Accounts (including any loans outstanding on his Termination Date) does not exceed $1,000, determined in accordance with Section 7.08, as of any Valuation Date following the Participant’s Termination Date, such vested portions, less any outstanding loan balance distributable in accordance with Appendix G, will be distributed to the Participant as soon as practicable after such Valuation Date in a lump sum cash payment.

(b) Balance Exceeds $1,000. If a Participant’s Accounts have not been distributed in accordance with Section 7.03(a), the vested portions, less any outstanding loan balance distributable in accordance with Appendix G, will be distributed (or will begin to be distributed) to the Participant on (or as soon as practicable after) the Distribution Date he elects, by one of the following methods chosen by the Participant, provided that if the value of such vested Accounts (including any loans outstanding on his Termination Date) does not exceed $1,000, determined in accordance with Section 7.08, as of the Distribution Date elected by the Participant, such amount shall be distributed in accordance with Section 7.03(a):

(i)	by cash payment in a lump sum, or

(ii)

by cash payment in a series of substantially equal monthly, quarterly, semi-annual, or annual cash installments. The period over which such payment is to be made will not extend beyond the Participant’s life expectancy (or the life expectancy of the Participant and his designated Beneficiary).

(c) “Distribution Date” will mean the Valuation Date as of the first day of the first period for which a payment in any form is made pursuant to this Section 7.03, which date will be no later than the Valuation Date coinciding with or immediately following the date described at Section 7.13(a).

(d) Direct Transfer. Except in the case of a distribution required by Section 7.13(b) or described in Section 7.03(b)(ii), a Participant may elect under Section 7.19, to have any portion of a distribution under this Section 7.03 that constitutes an “eligible rollover distribution” within the meaning of Code Section 401(a)(31)(C) to be transferred directly to an “eligible retirement plan.”

(e) Partial Distribution Option. In addition to, or in the absence of, any installment payments being made, a Participant who has terminated employment with CIBC and the Affiliated Employers, or any Beneficiary or alternate payee, may elect, in such manner as required by the Committee pursuant to uniform and nondiscriminatory rules, to take a partial distribution of his Account Balance. Notwithstanding the foregoing, no withdrawal under this Section 7.03(e) may be made from any portion of the Participant’s Accounts invested in the CIBC Stock Fund.

(f) Order of Distribution. Unless otherwise specified herein, or as elected otherwise by the Participant in accordance with procedures established by the Committee, which procedures shall be established in accordance with the requirements of IRS Notice 2014-54 and any subsequent applicable IRS guidance, all installment and other distributions following termination of employment shall be charged pro rata to all the Participant’s Accounts and to the various Investment Funds in which such Accounts are invested.

7.04 Severance from Employment. Subject to the other provisions of the Plan regarding distributions, all of a Participant’s Accounts are available for distribution on account of the Participant’s severance from employment. For purposes of this Section 7.04 such severance from employment will be treated as a Termination Date.

7.05 Time and Form of Payment after Death of the Participant. Subject to Section 7.13 and Appendix J, the following rules will apply if a Participant dies while any vested portions of his Accounts remain undistributed:

(a) If the Participant dies before benefit payments to him have commenced, the vested balance of his Accounts determined in accordance with Article IV, less any outstanding loan balance distributable in accordance with Appendix G, will be distributed as soon as practicable after the Valuation Date following the date of his death to his Beneficiary (as determined under Sections 7.09 and 7.10) in a lump sum cash payment.

(b) If a Participant dies after benefit payments to him have commenced, the remaining vested balance, if any, of his Accounts will be paid in a lump sum cash payment as soon as practicable after the Valuation Date coinciding with or next following the Participant’s death.

7.06 Distribution Elections. For any election by a Participant to take a withdrawal or distribution under Section 7.02 or 7.03 to be effective, the Participant must consent to such withdrawal or distribution on a form prescribed by the Committee, no earlier than 90 days nor later than 30 days before the elected date of distribution. The Participant may reconsider an election at any time prior to the elected Distribution Date and elect to commence distribution as of any succeeding allowable Distribution Date. Notwithstanding the foregoing, such distribution may commence less than 30 days after the notice required under Section 1.411(a)-11(c) of the Treasury Regulations is given, provided that (a) the Committee clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and (b) the Participant, after receiving the notice, affirmatively elects a distribution.

7.07 Antialienation Rules. The interests of Participants and other persons entitled to benefits under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered, except (i) in the case of loans made under the Plan (ii) pursuant to a judgment or settlement order issued after August 5, 1997 (against a Participant convicted of a crime involving misuse of Plan funds or a civil judgment for breach of fiduciary duty) meeting the requirements of Code Section 401(a)(13) (C), and (iii) pursuant to qualified domestic relations orders (“QDROs”) that relate to the provision of child support, alimony or marital rights of a spouse, child or other dependent and which meet such other requirements as may be imposed by Section 414(p) of the Code or regulations issued thereunder. Notwithstanding any other provision of the Plan to the contrary, such domestic relations order may permit distribution of the entire portion of the vested Account balance of a Participant awarded to his alternate payee, in a lump sum payment, as soon as practicable after the Committee determines that such order is qualified, without regard to whether the Participant would himself be entitled under the terms of the Plan to withdraw or receive a distribution of such vested amount at that time. The only forms of payment available to an alternate payee are a lump sum or a partial distribution in accordance with Section 7.03(e). Any amount partitioned under a QDRO, may be segregated by the Committee for investment purposes. If the amount awarded under a QDRO to an alternative payee is less than or equal to $5,000, such amount will be distributed as soon as practicable to the alternate payee.

7.08 Valuation Pursuant to Distribution. For purposes of any distribution under this Article VII, a Participant’s Accounts will be valued, and the amount to be distributed to such Participant determined, as of the Valuation Date coinciding with or immediately preceding the Participant’s Distribution Date. Such distribution will also include an amount equal to any Before-Tax Savings, Roth Savings, After-tax Savings or Firm Matching or Firm Bonus Contributions allocable to his Account as of such Distribution Date but not yet allocated.

7.09 Beneficiary Designations. The following rules apply with respect to Beneficiary designations under the Plan:

(a) The term “Beneficiary” will mean the Participant’s surviving spouse. However, if the Participant is not married, or if the Participant is married but his spouse consents to the designation of a person other than the spouse, the term Beneficiary will mean such person or persons as the Participant designates to receive the vested portions of his Accounts upon his death.

(b) Except as provided in Section 7.09(e), a Beneficiary designation may be made, revoked or changed (without the consent of any previously designated Beneficiary except his spouse) only by an instrument signed by the Participant and received by the Committee prior to his death.

(c) A spouse’s consent to the designation of a Beneficiary other than the spouse will be in writing, will acknowledge the effect of such designation, will be witnessed by a Plan representative or a notary public and will be effective only with respect to such consenting spouse. “Spouse” means the person to whom the Participant is legally married at the relevant time, as determined in accordance with applicable IRS guidance.

(d) Notwithstanding the foregoing provisions of this Section 7.09, no spousal consent to the designation of a person other than, or in addition to, the spouse as Beneficiary will be required if (i) the Participant and his spouse are legally separated or the Participant has been abandoned (under applicable state law) and the Participant has a court order to that effect, or (ii) it is established to the satisfaction of the Committee that the spouse’s consent cannot be obtained because there is no spouse, because the spouse cannot be located or because of such other circumstances as may be prescribed in applicable Treasury regulations.

(e) Unless the Participant has specifically indicated otherwise in a valid Beneficiary designation form, any designation of a Beneficiary identified as the Participant’s spouse shall deemed revoked by the divorce of the Participant and such Beneficiary. Such revocation shall be effective upon receipt of acceptable documentary evidence of divorce, delivered after the Participant’s death to the Recordkeeper and/or the Committee. None of the Recordkeeper, CIBC or the Committee shall be liable for any payment or transfer made to a Beneficiary in the absence of such documentation. Notwithstanding anything to the contrary in this Section 7.09(e), any domestic relations order submitted to and qualified by either the Recordkeeper and/or the Committee at any time prior to the final transfer and/or payment of the Participant’s account shall be deemed to constitute such acceptable documentary evidence of divorce.

(f) To be entitled to receive any undistributed amounts credited to the Participant’s Accounts at the Participant’s death, any person or persons designated as a Beneficiary must be alive and any entity designated as a Beneficiary must be in existence at the time of the Participant’s death. In the event that the order of the deaths of the Participant and any primary Beneficiary cannot be determined or have occurred within 120 hours of each other, the Participant shall be deemed to have survived.

(g) In the event that the death of the Participant or any Beneficiary is the result of a criminal act involving any other Beneficiary, a person convicted of such criminal act shall not be entitled to receive any undistributed amounts credited to the Account.

7.10 No Beneficiary Designation. If a Participant fails to name a Beneficiary in accordance with Section 7.09, or if the Beneficiary named by a Participant predeceases the Participant, then distribution of the Participant’s Account will be made in accordance with the following order of priority:

(a) the Participant’s surviving spouse; then

(b) the Participant’s estate.

If the Beneficiary does not predecease the Participant, but dies prior to distribution of the Participant’s Account, the Account will be paid to the Beneficiary’s estate.

7.11 Distribution to Minor or Incompetent. Notwithstanding the provisions of Sections 7.02 and 7.03, if, in the Committee’s opinion, a Participant or Beneficiary is under a legal disability or is in any way incapacitated so to be unable to manage his financial affairs (including because he is a minor), the Committee may direct the Trustee to make payment to such person(s) demonstrated to the Committee’s satisfaction to be authorized to act on behalf of such Participant or Beneficiary (the “Representative”). As long as a Beneficiary remains a minor, any inherited Account opened for such Beneficiary shall be controlled by the Representative. The Representative may be the Participant’s or Beneficiary’s court-appointed guardian or conservator, a person named to serve as the minor’s representative in the Participant’s last will and testament admitted to probate, or other person deemed by the Committee or the Recordkeeper to be authorized to act for the Participant, Beneficiary or minor. A minor is a person who has not yet reached the age of majority for the ownership of investments under the law of the state of the minor’s domicile. If a Participant’s Accounts have not already been distributed to a Representative pursuant to this Section 7.11 before then, a former minor may request that the inherited Account to which he is entitled be transferred to him at any time after attaining the age of majority.

7.12 Receipt and Release. Any payment made in accordance with the provisions of the Plan will, to the extent of such payment, be in full satisfaction of all claims under the Plan against the Trustee, CIBC and the Committee, who may require the recipient of such a payment to execute a receipt and release in such form as will be determined by the Trustee, CIBC or the Committee.

7.13 Minimum Distribution Requirements. The following distribution rules and the foregoing provisions of this Article VII are intended to comply, and will be interpreted to comply, to the extent applicable, with the requirements of Code Section 401(a)(9) and the regulations and other guidance promulgated thereunder, and are subject to Appendix J to the Plan.

(a) Unless the Participant elects otherwise, in no event will distribution commence later than 60 days after the close of the Plan Year in which the later of the following events occurs: the Participant’s attainment of age 65 or the Participant’s Termination Date. Notwithstanding the foregoing provision of this subsection 7.13(a), subject to subsection 7.13(b), the payment of a Participant’s benefit hereunder shall not commence until the Participant files an election to commence such benefit.

(b) Notwithstanding any provision of the Plan to the contrary, the Plan will apply the minimum distribution requirements of Section 401(a)(9) of the Code, including the incidental death benefit requirements of Section 401(a)(9)(G) of the Code, and Treasury Regulation Sections 1.401(a)(9)(2) through 1.401(a)(9)-9. In the case of a Participant who attains age 70-1/2 on or after January 1, 2020, the Participant’s Required Beginning Date shall be April 1 of the calendar year following the calendar year in which occurs the later of (A) the Participant’s attainment of age 72, or (B) the Participant’s Termination Date, unless the Participant is a 5-percent owner (as defined in Section 416(i) of the Code) with respect to the Plan Year during which the Participant attains age 72, in which case clause (B) shall not apply.

(c) A Participant whose Required Beginning Date, as determined under the terms of the Plan in effect prior to January 1, 2021, occurred on or before December 31, 2019 shall continue to receive distributions under the terms of the Plan as in effect on December 31, 2019.

7.14 Forfeitures and Restorations of Unvested Contributions. If a Termination Date occurs with respect to a Participant who is not fully vested in his Accounts (as determined under Article IV), the following rules will apply:

(a) The unvested portion of his Accounts will be forfeited as of the earlier of the date as of which the vested portion of his Accounts is distributed to him or the date the Participant incurs five consecutive One Year Breaks in Service. For purposes of this paragraph (a), if the value of the vested portion of the Participant’s Accounts is zero, the Participant will be deemed to have received a distribution of such vested portion.

(b) If a forfeiture occurs due to the distribution, including any deemed distribution of the vested portion of the Participant’s Accounts, and the Participant is reemployed by CIBC or another Affiliated Employer before he incurs five consecutive One Year Breaks in Service, the Firm Matching Contribution and Firm Bonus Contributions and earnings thereon forfeited under paragraph (a) above will be restored, without adjustment for earnings and losses after the forfeiture, as soon as practicable after his reemployment.

(c) If a forfeiture occurs due to the distribution, including any deemed distribution, of the vested portion of the Participant’s Accounts, and the Participant is reemployed by CIBC or an Affiliated Employer after he incurs five consecutive One Year Breaks in Service, such reemployment will have no effect on the forfeiture under paragraph (a) above.

(d) The restoration referred to in paragraph (b) above will be made first from current forfeitures, if any, under the Plan and then, if necessary, from a special CIBC contribution to the Plan.

(e) A restoration pursuant to paragraph (b) above will not be considered an annual addition for purposes of Appendix B.

7.15 Application of Forfeitures. Any forfeiture of Firm Matching Contributions and Firm Bonus Contributions and earnings thereon during a Plan Year pursuant to Sections 3.04(i)

or 7.14 will be used first to restore any prior forfeitures as required by Section 7.14 or Section 7.18, and then will be used to reduce the amount of Firm Matching Contributions and Firm Bonus Contributions otherwise required for the Plan Year in which such forfeiture occurs.

7.16 Absence of Guaranty. None of the Committee, the Trustee, or CIBC in any way guarantee the Trust Fund from loss or depreciation. The Employers do not guarantee any payment to any person. The liability of the Trustee to make any payment is limited to the available assets of the Trust Fund.

7.17 Missing Participants or Beneficiaries/Unclaimed Benefits. Each Participant and each designated Beneficiary must file with the Committee from time to time in writing his post office address and each change of post office address. Any communication, statement or notice addressed to a Participant or designated Beneficiary at his last post office address filed with the Committee, or, in the case of a Participant, if no address is filed with the Committee, then at his last post office address as shown on CIBC’s records, will be binding on the Participant and his designated Beneficiary for all purposes of the Plan. None of the Committee, CIBC nor the Trustee will be required to search for or locate a Participant or designated Beneficiary.

7.18 Unclaimed Account Procedure.

(a) The Plan does not require the Committee to search for, or to ascertain the whereabouts of, any Participant or Beneficiary. Three months in advance of the Participant’s Required Beginning Date, the Committee shall send notice (the “RBD Notice”) to any Participant or Beneficiary, by certified or registered mail addressed to his last-known address of record with the Committee or CIBC, informing the Participant or Beneficiary that he is entitled to a distribution under the Plan. If the Participant or Beneficiary fails to claim his distributive share or make his whereabouts known in writing to the Committee within six months from the date of mailing of the RBD Notice, the Committee will treat the Participant’s or Beneficiary’s unclaimed Account as forfeited, and amounts allocated to such Account will be used first to restore any prior forfeitures as required by Section 7.14 or Section 7.18, and then to reduce the amount of Firm Matching Contributions and Firm Bonus Contributions otherwise required for the Plan Year in which such forfeiture occurs.

(b) The distribution of a Participant’s or Beneficiary’s Account by check that is not cashed or deposited, or by electronic fund transfer or other payment methods that are not deposited (for example, because a Participant, Spouse, Beneficiary, or alternate payee cannot be located), shall remain Plan assets, and shall not escheat to the state. Unless the Committee determines in its sole discretion that there are extenuating circumstances, the Plan’s obligation to pay the benefit shall be extinguished if the check is not cashed or deposited, or electronic funds transfer or other payment method is not deposited, within one (1) year after the date of the check, transfer or other payment method. Any benefits to which the check, electronic funds transfer, or other payment method relates will be forfeited, subject to reinstatement in accordance with Section 7.18(c), and such forfeited benefits will be used first to restore any prior forfeitures as required by Section 7.14 or Section 7.18, and then to reduce the amount of Firm Matching Contributions and Firm Bonus Contributions otherwise required for the Plan Year in which such forfeiture occurs.

(c) If a Participant or Beneficiary who has incurred a forfeiture under this Section 7.18 should make a claim, at any time prior to the Plan’s termination, for his forfeited Account, the Participant’s or Beneficiary’s Account will be restored to the same dollar amount as the dollar amount of the Account previously forfeited. The restoration referred to in the preceding sentence will be made first from current forfeitures, if any, under the Plan and then, if necessary, from a special CIBC contribution to the Plan.

7.19 Direct Rollover of Distributions. The following shall apply for purposes of Section 7.02(e) and 7.03(d).

(a) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section 7.19, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee. Such direct rollover election will be made in the manner prescribed by the Committee and will include such information as the Committee may require. The Committee may establish a default procedure whereby any distributee who fails to make an election under this Section within a deadline prescribed by the Committee (consistent with the requirements of Section 401(a)(31) and the regulations thereunder) will be deemed to have elected to not make a direct rollover.

(b) An “eligible rollover distribution” is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); and any amount that is distributed on account of hardship.

(c) A distributee includes an employee or former employee. In addition, the employee’s or former employee’s surviving spouse and the employee’s or former employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse. Effective January 1, 2009, a distributee shall also include a non-spouse distributee, which is a non-spouse designated beneficiary (within the meaning of Section 401(a)(9) of the Code) of the employee or former employee.

(d) With respect to a distributee other than a non-spouse distributee, an “eligible retirement plan” includes a qualified plan under Code Section 401(a) or 403(a),

an individual retirement annuity or account under Section 408(a) or 408(b) of the Code, a Roth IRA described in Section 408A(b) of the Code, an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state that agrees to separately account for amounts transferred into such plan from this Plan.

(e) With respect to eligible rollover distributions made to non-spouse distributees, an eligible retirement plan includes an individual retirement account or individual retirement annuity described in Section 402(c)(8)(B)(i) or (ii) of the Code and a Roth IRA described in Section 408A(b) of the Code.

(f) With respect to distributees other than non-spouse distributees, a portion of a distribution will not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income, provided, however, such portion may be transferred only to a qualified plan described in Section 401(a) or 403(a) of the Code, an individual retirement account or annuity described in Section 408(a) or (b) of the Code, a Roth IRA described in Section 408A(b) of the Code, or an annuity contract described in Section 403(b) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

(g) With respect to non-spouse distributees, a portion of a distribution will not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income; provided, however, such portion may be transferred only to an eligible retirement plan specified in Section 7.19(e).

(h) A direct rollover of any portion of a distribution from a Participant’s Roth Savings Account shall only be made to a designated Roth contribution account under an applicable retirement plan described in Section 402A(e)(1) of the Code or to a Roth IRA described in Section 408A of the Code, and only to the extent the rollover is permitted under the rules of Section 402(c) of the Code.

7.20 Transfers to Nonqualified Foreign Trusts. Any transfer of amounts from the Plan to (i) a nonqualified plan funded by a foreign trust (as defined in Code Section 7701(a)(31)(B)), or (ii) to a Puerto Rico plan that satisfies Section 1081.01 of the Internal Revenue Code for a new Puerto Rico plan, even if described in ERISA Section 1022(i)(1), will be treated as a distribution from the Plan if, and to the extent, required under Revenue Ruling 2008-40 or any successor IRS guidance. This Section 7.20 shall not apply to a Plan that has made an election under ERISA Section 1022(i)(2).

7.21 Obligation to Return Overpayment. In the event that a distribution is made to a Participant or Beneficiary at a time at which such distribution is not permitted under the terms of the Plan, or in an amount in excess of that to which the Participant or Beneficiary is entitled, the Participant or Beneficiary, as applicable, shall be obligated to repay such amount to the Plan.

ARTICLE VIII

ADMINISTRATIVE PROVISIONS

8.01 Committee.

(a) Appointment of Committee. The Committee will be composed of no less than three individuals. Members of the Committee will be “named fiduciaries” with respect to the Plan (as such term is defined in ERISA Section 402(a)(1)). The Head of the U.S. Region will appoint the Chairperson of the Committee, who in turn will appoint the other members of the Committee and the secretary of the Committee, who may but need not be a member thereof. The secretary, or any member of the Committee other than the Chairperson, may resign at any time by delivering his resignation to the Chairperson or secretary of the Committee, and such person may be replaced by the Chairperson or his designate. At the time of resignation or replacement, the Chairperson of the Committee or his designate may appoint a successor after considering such information as the Chairperson or designate deems appropriate. The Chairperson may resign at any time by delivering his resignation to the Head of the U.S. Region.

(b) Compensation. The members of the Committee will serve without compensation for services rendered as a member of the Committee.

8.02 Powers of the Committee. The Committee will exercise all discretionary authority under the Plan except to the extent that such authority is delegated to another fiduciary. The Committee will have the following discretionary authority, powers, rights and duties in addition to those vested in it elsewhere in the Plan or Trust, which it will exercise in a uniform and nondiscriminatory manner:

(a) to determine conclusively all questions arising under the Plan, including interpretation of the provisions of the Plan and of any designation of any beneficiary and determination of the rights, eligibility or identities of Employees, Participants, Beneficiaries and their respective benefits, and the value of their respective interests in the Trust, and to remedy any ambiguities, inconsistencies or omissions of whatever kind;

(b) to adopt rules of administration necessary for the proper and efficient administration of the Plan provided the rules are not inconsistent with the terms of this Plan;

(c) to construe and enforce the terms of the Plan and the rules of administration it adopts, including interpretation of the Plan documents and documents related to the Plan’s operation;

(d) to direct the Trustee with respect to the crediting and charging of the Trust Fund;

(e) to review and render decisions with respect to a claim for (or denial of a claim for) a benefit under the Plan;

(f) to furnish CIBC with information which CIBC may require for tax or other purposes;

(g) to engage the services of agents, attorneys, accountants, or other persons (who may also be employed by or represent CIBC) for such purposes as the Committee considers necessary or desirable to discharge its duties;

(h) to engage the services of an “investment manager” or managers (as defined in ERISA Section 3(38)), each of whom will have full power and authority to manage, acquire or dispose (or direct the Trustee with respect to the acquisition or disposition) of any Plan asset under its control;

(i) to provide for the payment of all expenses which are incurred in connection with the administration of the Plan and the investment of the Trust Fund from the Trust Fund to the full extent permitted by applicable law unless such expenses are paid by CIBC;

(j) to maintain and keep adequate records (or cause the Trustee or others to do so) concerning the Plan, its Accounts and its proceedings and acts in such form and detail as the Committee may decide;

(k) to establish a claims procedure in accordance with Section 503 of ERISA;

(l) to execute any instrument required by signing one instrument or concurrent instruments; to authorize any one or more of its members, or its secretary, to sign on its behalf, notices, authorizations, directions, consents, approvals, waivers or other documents in connection with the administration of the Plan;

(m) to perform any actions that the Trust Agreement contemplates that the Committee will perform;

(n) to do and perform any and all acts in the administration of the Plan necessary to its fulfillment, and no enumeration of specific powers and duties herein made will be construed as a limitation upon this general power;

(o) to delegate to such individuals, committees or outside vendors as it shall designate such responsibilities as it will determine;

(p) to take such voluntary corrective action as it considers necessary and appropriate to remedy any inequity that results from incorrect information received and communicated in good faith or as a consequence of administrative or operational error. Such steps may include, but are not limited to, taking any action required under the employee plans compliance resolution system of the Internal Revenue Service, any asset management or fiduciary conduct error correction program available through the Department of Labor (DOL), any similar correction program instituted by the IRS, DOL or other administrative agency, reallocation of Plan assets, adjustments of amounts of future payments to Participants, Beneficiaries or alternate payees, and institution and prosecution of actions to recover benefit payments made in error or on the basis of incorrect or incomplete information.

8.03 Manner of Action. Action on the part of the Committee under the Plan will be by a majority of its duly appointed and qualified members. The Committee may authorize any one of its members, or its secretary, to sign on its behalf any notices, directions, applications, certificates, consents, approvals, waivers, letters or other documents. No Committee member will have the right to vote on or to determine any matter relating solely to that Committee member’s rights and benefits under the Plan, except in exercising an election available to that member in his capacity as a Participant. Committee action may also be taken by unanimous written consent of its duly appointed and qualified members (including by electronic means). If the Committee delegates some or all of its responsibilities pursuant to Section 8.2(o), references in the Plan to the Committee or to the Plan Administrator shall, as applicable, include the Committee’s delegate.

8.04 Funding Policy. The Committee will review, as necessary, all pertinent Employee information and Plan data in order to establish the funding policy of the Plan and to determine the appropriate methods of carrying out the Plan’s objectives. The Committee will communicate to the Trustee and any Plan investment manager the Plan’s short-term and long-term financial needs so investment policy can be coordinated with Plan financial requirements.

8.05 Committee’s Decision Final. Any interpretation of the Plan and any decision on any matter within the discretion of the Committee made by the Committee will be final and binding on all persons. A misstatement or other mistake of fact will be corrected when it becomes known, and the Committee will make such adjustment on account thereof as it considers equitable and practicable. Benefits under the Plan will be paid only if the Committee decides in its discretion that an applicant is entitled to them under the terms of the Plan.

8.06 Indemnity of Certain Fiduciaries. CIBC indemnifies and holds harmless the Committee, the members of the Committee, and any other employee of CIBC who serves in an administrative capacity, from and against any and all loss resulting from liability to which the Committee, the members of the Committee, or such other persons may be subjected by reason of any act or conduct (except willful misconduct or gross negligence) in their official capacities in the administration of this Plan, including all expenses reasonably incurred in their defense, should CIBC fail to provide such defense. The indemnification herein does not relieve the Committee members from any liability they may have under ERISA for breach of a fiduciary duty.

8.07 Information to Committee. CIBC must supply current information to the Committee as to the name, date of birth, date of employment and date of termination of employment of each Employee who is, or who will be eligible to become, a Participant under the Plan, together with any other information that the Committee considers necessary. CIBC’s records as to the current information CIBC furnishes to the Committee are conclusive as to all persons.

8.08 No Liability. CIBC assumes no obligation or responsibility to any of its Employees, Participants or Beneficiaries for any act of, or failure to act, on the part of the Committee or the Trustee.

8.09 Assignment or Alienation. Except insofar as may otherwise be required by law, pursuant to the terms of a QDRO (described at Section 7.07), or pursuant to a judgment or settlement order issued after August 5, 1997 (against a Participant convicted of a crime involving misuse of Plan funds or a civil judgment for breach of fiduciary duty) meeting the requirements of Code Section 401(a)(13)(C), no amount payable at any time under the Plan and the Trust shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, garnishment, levy, execution, charge, encumbrance of any kind, or other legal or equitable process nor in any manner be subject to the debts or liabilities of any person and any attempts to so alienate or subject any such amount, whether presently or thereafter payable, shall be void. Nevertheless, to the maximum extent permitted by law, the Committee may direct the Trustee to withhold income, estate and other taxes from amounts otherwise distributable to a Participant or Beneficiary, and to remit such amounts to the proper taxing authority.

8.10 Fiduciaries Not Insurers. CIBC, the Committee, and the Trustee do not guarantee the Trust Fund from loss or depreciation. CIBC does not guarantee the payment of any money, which may be or becomes due to any person, from the Trust Fund.

8.11 Word Usage. Words used in the masculine also apply to the feminine where applicable, and wherever the context of the Plan dictates, the plural includes the singular and singular includes the plural.

8.12 State Law. The law of the State of New York will determine all questions arising with respect to the provisions of this Plan except to the extent superseded by Federal law.

8.13 Employment Not Guaranteed. This Plan is not intended, and will not be construed, to give any Employee any right to continue employment with CIBC.

8.14 Exclusive Benefit. Except as provided in Section 3.12, CIBC has no beneficial interest in any asset of the Trust Fund, and no part of the Trust Fund may ever revert to or be repaid to CIBC, either directly or indirectly; nor, prior to the satisfaction of all liabilities with respect to the Participants and their Beneficiaries under the Plan, may any part of the corpus or income of the Trust Fund, or any asset of the Trust Fund, be (at any time) used for, or diverted to, purposes other than the exclusive benefit of the Participants or their Beneficiaries.

8.15 Nondiscrimination. Notwithstanding any other provision of the Plan, all terms and provisions of the Plan will be interpreted and administered in accordance with the nondiscrimination requirements of Code Section 401(a)(4) and the lawful Regulations promulgated thereunder.

ARTICLE IX

AMENDMENT AND TERMINATION

9.01 Amendment. Canadian Imperial Bank of Commerce has the right in its sole discretion at any time and from time to time to amend this Plan in any manner it deems necessary or advisable by action of its Management Resources and Compensation Committee (“MRCC”). The MRCC may, in its discretion, delegate all or a portion of its authority to amend the Plan to such duly authorized officer or officers or committees of CIBC as the MRCC may determine to be appropriate.

No amendment may authorize or permit any of the Trust Fund (other than the part which is required to pay taxes and administration expenses) to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their Beneficiaries or estates. An amendment (including a restatement) may not decrease a Participant’s benefit, and may not reduce or eliminate benefits protected under Code Section 411(d)(6) determined immediately prior to the effective date of the amendment. No amendment may cause or permit any portion of the Trust Fund to revert to or become property of CIBC. No amendment may affect the rights, duties or responsibilities of the Trustee without the written consent of the affected Trustee.

All amendments must be made in writing and each amendment must state the date to which it is either retroactively or prospectively effective.

9.02 Discontinuance. Canadian Imperial Bank of Commerce has the right in its sole discretion at any time, by action of the MRCC or its duly authorized delegate, to suspend or discontinue contributions under the Plan, and to terminate, at any time, the Plan. The Plan will terminate upon the first to occur of the following: (a) the date terminated by action of CIBC; or (b) the dissolution or merger of CIBC, unless the successor makes provision to continue the Plan, in which event the successor must substitute itself as CIBC under this Plan.

9.03 Merger/Direct Transfer. This Plan will not permit any merger or consolidation with another plan, or transfer of assets or liabilities to another plan, unless immediately after the merger, consolidation or transfer, the surviving Plan provides each Participant a benefit equal to or greater than the benefit each Participant would have received had the Plan terminated immediately before the merger, consolidation or transfer. The Committee possesses the specific authority to enter into merger agreements or direct transfer of assets agreements with the trustees of other retirement plans described in Code Section 401(a), including an elective transfer, and to instruct the Trustee to accept the direct transfer of plan assets, or to transfer plan assets, as a party to any such agreement.

9.04 Termination. Upon termination of the Plan, Accounts will be distributed in accordance with the distribution and withdrawal provisions of Article VII which will continue in effect. Upon termination of the Plan, the amount, if any, in a suspense account will revert to CIBC, subject to the conditions of applicable law and regulations permitting such a reversion.

9.05 Amendment to Vesting Schedule. Although CIBC reserves the right to amend the vesting schedule at any time, such an amendment will not reduce the nonforfeitable percentage of the value of the Participant’s Accounts derived from CIBC contributions (determined as of the later of the date CIBC adopts the amendment, or the date the amendment becomes effective) to a percentage less than the nonforfeitable percentage computed under the Plan without regard to the amendment. An amended vesting schedule will apply to a Participant only if the Participant continues to be a Participant after the new schedule becomes effective. If CIBC makes a permissible amendment to the vesting schedule, each Participant having at least 3 Years of Service with CIBC or an Affiliated Employer may elect to have the percentage of the value of his nonforfeitable Accounts computed under the Plan without regard to the amendment, provided that the Participant files his election with the Committee on such form as the Committee shall provide within 60 days of the latest of: (a) adoption of the amendment by CIBC; (b) the effective date of the amendment; or (c) his receipt of a copy of the amendment. The election described in this Section 9.05 does not apply to a Participant if the amended vesting schedule provides for vesting of the Participant’s benefit at least as rapidly as the Participant would be vested under the schedule in effect prior to the amendment.

ARTICLE X

TOP HEAVY PROVISIONS

In the event that the Plan becomes “top heavy” with respect to any Plan Year within the meaning of Code Section 416 and the regulations promulgated thereunder, the additional requirements specified in Appendix H will become applicable.

The CIBC Retirement Savings Plan for U.S. Employees, as amended and restated effective as of January 1, 2021, is hereby adopted by the undersigned duly authorized officers in accordance with approvals and delegations by the Canadian Imperial Bank of Commerce Management Resources and Compensation Committee.

CANADIAN IMPERIAL BANK OF COMMERCE

By:	/s/ Sandy Sharman
Sandy Sharman
Senior Executive Vice President and Group Head, People, Culture and Brand

Date:	December 4, 2020

By:	/s/ Yvonne Dimitroff
Yvonne Dimitroff
Chief Human Resources Officer, Capital Markets and US Region

Date:	December 7, 2020

APPENDIX A

CIBC RETIREMENT SAVINGS PLAN

FOR U.S. EMPLOYEES

PARTICIPATING EMPLOYERS

Canadian Imperial Bank of Commerce and the Affiliated Employers listed below participate in the Plan. For the avoidance of doubt, in the event of a change in the legal name of any Participating Employer, the entity shall continue to be a Participating Employer in the Plan under the new legal entity name until such time as this Appendix A is amended to remove them.

•	CIBC Bancorp USA Inc. and each of its direct and indirect subsidiaries.

A-1

APPENDIX B

LIMITATION ON ANNUAL ADDITIONS

B.1. LIMITATIONS ON ANNUAL ADDITIONS. Except to the extent permitted under Section 3.01(a)(ii) of the Plan and Section 414(v) of the Code, and notwithstanding any other provision of the Plan to the contrary, a Participant’s Annual Additions (as defined below) for any Plan Year will not exceed an amount equal to the lesser of:

(a)	$40,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code; or

(b)	100 percent of the Participant’s Section 415 Compensation for that Plan Year, calculated as if each Section 415 Affiliate (defined below) were an Affiliated Employer;

reduced by any Annual Additions for the Participant for the Plan Year under any other defined contribution plan of CIBC, an Affiliated Employer or a Section 415 Affiliate, provided that, if any other such plan has a similar provision, the reduction will be pro rata. The compensation limit referred to in (b), above, will not apply to any contribution for medical benefits after separation from service (within the meaning of Section 401(h) or 419A(f)(2) of the Code) which is otherwise treated as an annual addition. The term “Annual Additions” means, with respect to any Participant for any Plan Year, the sum of all contributions (excluding Rollover Contributions) and forfeitures allocated to a Participant’s Accounts under the Plan for such year pursuant to Section 6.03, excluding Before-tax Savings and Roth Savings that are distributed as excess deferrals in accordance with Appendix C, but including any Before-tax Savings, Roth Savings, After-tax Savings or Firm Matching Contributions (the latter even if forfeited) treated as excess contributions or excess aggregate contributions under Appendices D and E. The term Annual Additions will also include employer contributions allocated for a Plan Year to any individual medical account (as defined in Section 415(1) of the Code) of a Participant and any amount allocated for a Plan Year to the separate account of a Participant for payment of post-retirement medical benefits under a funded welfare benefit plan (as described in Section 419(A)(d)(2) of the Code), which is maintained by CIBC or any Affiliated Employer or Section 415 Affiliates. “Section 415 Affiliates” means any entity that would be an Affiliated Employer if the ownership test of Section 414 of the Code was “more than 50 percent,” rather than “at least 80 percent.” “Section 415 Compensation” means wages as defined in Code Section 3401(a) and all other payments for which CIBC, an Affiliated Employer, or a Section 415 Affiliate, is required to furnish the Employee a statement under Code Sections 6041(d), 6051(a)(3), and 6052 (i.e., W-2 Compensation), except that, (i) rules which limit payments based on the nature or location of the employment or the services performed will be disregarded, and (ii) Section 415 Compensation shall also include elective deferrals under Code Section 402(g)(3), elective contributions not included in income under Section 125, and, effective January 1, 2001, elective amounts that are not includible in gross income by reason of Section 132(f)(4). A Participant’s Section 415 Compensation for a Plan Year shall not include amounts earned in the Plan Year but paid to a Participant in the following Plan Year due to the timing of pay periods.

A Participant’s Section 415 Compensation shall not include amounts paid after the Member’s severance from employment. Notwithstanding the immediately preceding sentence, Section 415 Compensation shall include:

(a)	payments made by the later of 2 1⁄2 months after severance from employment or the end of the Plan Year that includes the date of severance from employment:

(i)

if, absent a severance from employment, such payments would have been paid to the Participant while the Participant continued in employment with CIBC, an Affiliated Employer or a Section 415 Affiliate and are regular compensation for services during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differentials), commissions, bonuses or other similar compensation;

(ii)	such payments are for unused accrued bona fide sick, vacation or other leave to the extent that the Participant would have been able to use such leave if employment had continued; or

(iii)

such payments are actually received pursuant to a nonqualified unfunded deferred compensation plan maintained by CIBC, an Affiliated Employer or a Section 415 Affiliate, but only to the extent such amounts would have been paid to the Participant at the same time if the Participant had not severed employment and only to the extent that such amounts are includible in the Participant’s gross income;

provided that, in no event, shall Section 415 Compensation include severance pay;

(b)

effective January 1, 2009, differential wage payments (as defined in Code Section 414(u)) made by CIBC, an Affiliated Employer, or a Section 415 Affiliate to a Participant who does not currently perform services for CIBC, an Affiliated Employer or a Section 415 Affiliate by reason of qualified military service (as that term is defined in Section 414(u) of the Code) to the extent that those payments do not exceed the amounts that the Participant would have received if the Participant had continued to perform services for CIBC, the Affiliated Employer or the Section 415 Affiliate, as the case may be, rather than entering qualified military service; and

(c)

payments awarded by an administrative agency or court or pursuant to a bona fide agreement by an employer to compensate an employee for lost wages are compensation within the meaning of Section 415(c)(3) of the Code for the Plan Year to which the back pay relates, but only to the extent such payments represent wages and compensation that would otherwise be included in the Participant’s Section 415 Compensation hereunder.

Notwithstanding the foregoing, in no event shall Section 415 Compensation exceed the limitation under Section 401(a)(17)(A) of the Code, as adjusted in accordance with Section 401(a)(17)(B) of the Code.

B.2. EXCESS ANNUAL ADDITIONS. If, as a result of the allocation of forfeitures, a reasonable error in estimating a Participant’s Section 415 Compensation, a reasonable error in determining the amount of Before-tax Savings, Roth Savings or After-tax Savings, or such other mitigating circumstances as the Commissioner of Internal Revenue shall prescribe, Annual Additions for a Participant for a Plan Year exceed the limitations set forth in Section B.1, the Committee is authorized to take all corrective action permitted by Rev. Proc. 2019-19, or the successor thereto.

B.3. INCORPORATION BY REFERENCE. Notwithstanding anything contained in this Appendix to the contrary, the limitations, adjustments and other requirements prescribed in this Appendix will at all times comply with the provisions of Code Section 415 and the regulations thereunder, the applicable requirements of which are specifically incorporated in this Plan by reference.

APPENDIX C

LIMITATION ON BEFORE-TAX SAVINGS

C.1. GENERAL RULE. No Participant shall be permitted to have Elective Contributions made under this Plan, or any other qualified plan maintained by CIBC (or any Affiliated Employer) during the taxable year, in excess of the dollar limitation contained in Section 402(g) of the Code in effect for such taxable year, except to the extent permitted under Section 3.01(a)(ii) of the Plan and Section 414(v) of the Code, if applicable. The provisions of Sections C.2, C.3, C.4 and C.5 of this Appendix C shall have no application to amounts permitted to be contributed under Plan Section 3.01(a)(ii) and Section 414(v) of the Code.

C.2. EXCESS ELECTIVE CONTRIBUTIONS. If an Employee’s Elective Contributions actually contributed to this Plan alone, or this Plan and another plan or plans of the Employers and Affiliated Employers, for a calendar year exceed the 402(g) Limitation, the Committee will direct that the amount in excess of the 402(g) Limitation (the “excess deferral”) (as adjusted for the allocable income for the Plan Year in which the contributions were made) will be distributed (irrespective of any other provision of this Plan) as soon as practicable after the Committee is notified of the excess deferrals by CIBC, an Affiliated Employer, or the Participant, or otherwise discovers the error (but no later than the April 15 following the close of the Participant’s taxable year). The amount of excess deferrals for a calendar year distributable to the Employee will be reduced by the amount of excess contributions (as determined in Appendix D), if any, previously distributed to the Employee for the Plan Year beginning in that calendar year.

C.3. OTHER ELECTIVE CONTRIBUTION PLANS. If an Employee participates in another plan under which he makes elective contributions pursuant to a Code Section 401(k) arrangement, elective contributions under a simplified employee pension, or salary reduction contributions to a tax-sheltered annuity, irrespective of whether CIBC maintains the other plan, the Employee may provide the Committee a written claim for excess deferrals made for a calendar year. The Employee must submit the claim no later than the March 1 following the close of the particular calendar year and the claim must specify the amount of the Employee’s Elective Contributions under this Plan which are excess deferrals. If the Committee receives a timely claim, it will distribute the excess deferral (as adjusted for the allocable income for the Plan Year in which the contributions were made) that the Employee has assigned to this Plan, in accordance with the distribution procedure described in this Appendix C. Any such request will be in writing and will include adequate proof of the existence of such excess, as determined by the Committee in its sole discretion. Notwithstanding the foregoing provisions of Sections C.2 and C.3, the dollar amount of any distribution due under this Appendix C will be reduced by the dollar amount of any Elective Contributions previously distributed to the same Participant pursuant to Appendix D, provided, however, that for purposes of Section B.1 of Appendix B and Section D.1 of Appendix D, the correction under this Appendix C will be deemed to have occurred before the correction under Appendix D.

C.4. ALLOCABLE INCOME. Allocable income as used herein is equal to the allocable gain or loss for the relevant period. For purposes of determining gains and losses allocable to any excess contributions, the Plan shall use the method described at Treas. Reg. Section 1.402(g)-1(e)(5)(iii).

C-1

C.5. MONITORING. If the Committee recognizes that Elective Contributions for a given month would cause a Participant to exceed the annual limitation on Elective Contributions imposed by Code Section 402(g) before the Elective Contributions are contributed to the Plan, the Committee will use its best efforts in accordance with the Participant’s election to convert all subsequent Elective Contributions to After-tax Savings for the balance of the Plan Year. Otherwise, the excess will be paid to the Participant in cash.

C-2

APPENDIX D

ACTUAL DEFERRAL PERCENTAGE TEST

D.1 GENERAL RULE. For each Plan Year, Before-tax Savings and Roth Savings must satisfy either of the following Actual Deferral Percentage (“ADP”) Tests:

(a) The average ADP for the Highly Compensated Group does not exceed 1.25 times the average ADP of the Nonhighly Compensated Group for the prior Plan Year; provided; or

(b) The average ADP for the Highly Compensated Group does not exceed the average ADP of the Nonhighly Compensated Group for the prior Plan Year by more than two percentage points and the average ADP for the Highly Compensated Group is not more than twice the average ADP of the Nonhighly Compensated Group for the prior Plan Year.

(c) Notwithstanding anything herein to the contrary, effective beginning with the 2020 Plan Year, the current year testing method shall be used, and “current” shall be substituted for “prior” in the foregoing clauses (a) and (b) of this Section D.1.

D.2 CALCULATION OF ADP. The average ADP for a group is the average of the separate ADPs calculated for each eligible Employee who is a member of that group. For purposes of this Appendix D, an “Eligible Employee” is an Eligible Employee who is eligible to make Before-tax Savings or Roth Savings (collectively referred to as “Elective Contributions”) under the Plan for the applicable Plan Year, provided, however, that if the Committee elects in accordance with Code Section 401(k)(3)(F), to apply Code Section 410(b)(4)(B) in determining whether the Plan meets Code Section 410(b), the Company may, in determining whether the Plan meets the requirements of this Section D.2, exclude from consideration all employees (other than highly compensated employees) who have not met the minimum age and service requirements of Code Section 410(a)(1)(A). An Eligible Employee’s ADP for a Plan Year is the ratio of the Eligible Employee’s Elective Contributions for the Plan Year to the Eligible Employee’s 415 Compensation for the Plan Year. For this purpose, only the Eligible Employee’s 415 Compensation for the portion of the Plan Year during which he is eligible to defer Before-tax Savings and/or make Roth Savings contributions will be counted. Elective Contributions will be included in an Eligible Employee’s ADP only as such contributions relate to 415 Compensation that either would have been received by the Eligible Employee in the Plan Year (but for the deferral election) or is attributable to services performed by the Eligible Employee in the Plan Year and would have been received by the Eligible Employee within two and one-half months after the close of the Plan Year (but for the deferral or contribution election). For purposes of an Eligible Employee’s ADP, Elective Contributions will be considered allocated to an Eligible Employee as of a date within a Plan Year only if such allocation is not contingent on participation or performance of services after such date and the Elective Contribution is actually paid to the Trust Fund no later than 12 months after the Plan Year to which the contribution relates. Additional Elective Contributions made pursuant to section 414(u) by reason of an Eligible Employee’s qualified military service are not taken into account in calculating a Participant’s ADP under this Appendix D for the Plan Year for which the contributions are made, or for any other Plan Year.

A Nonhighly Compensated Employee’s ADP does not include Elective Contributions made to this Plan or to any other plan maintained by CIBC, to the extent such Elective Contributions exceed the 402(g) Limitation described in Appendix C and are distributed to such Participant pursuant to Appendix C.

For Plan Years prior to January 1, 1999, the ADPs of the Eligible Employees will be determined by taking into account such Firm Bonus Contributions or Firm Matching Contributions, or both, made to this Plan or to any other qualified plan maintained by CIBC which are qualified nonelective contributions and qualified matching contributions (as provided in regulations, including regulations Section 1.401(k)-l(b)(5)). Firm Bonus Contributions may not be included in the ADP test unless the allocation of Firm Bonus Contributions is nondiscriminatory taking into account all Firm Bonus Contributions (including the qualified nonelective contributions) and also taking into account only Firm Bonus Contributions not used in either the ADP test described in this Appendix D or the ACP test described in Appendix E. Qualified nonelective contributions and qualified matching contributions under another qualified plan may not be included in the ADP test unless that plan has the same plan year as this Plan.

D.3 SPECIAL AGGREGATION RULE FOR HIGHLY COMPENSATED EMPLOYEES. To determine the ADP of any Highly Compensated Employee, the Before-tax Savings and Roth Savings taken into account must include any arrangement maintained by CIBC. If the plans containing the Code Section 401(k) arrangements have different plan years, combined Elective Contributions will be determined on the basis of the plan years ending in the same calendar year.

D.4 CHARACTERIZATION OF EXCESS CONTRIBUTIONS. If qualified matching contributions are included in the average ADP, excess contributions will be treated as attributable proportionately to Elective Contributions and to qualified matching contributions allocated on the basis of those Elective Contributions; such Elective Contributions shall be distributed in accordance with Section D.6 and such qualified matching contributions forfeited. If the total amount of a Highly Compensated Employee’s excess contributions for the Plan Year exceeds his Elective Contributions or qualified matching contributions, if any, for the Plan Year, the remaining portion of such Employee’s excess contributions will be treated as attributable to qualified nonelective contributions, if any. The amount of excess contributions for a Plan Year distributable to a Highly Compensated Employee (pursuant to Section D.6) will be reduced by the amount of Elective Contributions (as determined in Appendix C), if any, previously distributed to that Employee for the Employee’s taxable year ending in that Plan Year.

D.5 DISTRIBUTION OF EXCESS CONTRIBUTIONS. If the Plan fails to satisfy the ADP test for a Plan Year, it will (a) distribute, by no later than the end of the next Plan Year, the excess contributions that consist of Before-tax Savings (beginning with unmatched Before-Tax Savings), as adjusted for the allocable income for the Plan Year in which the contributions were made, and (b) forfeit any related matching contributions (including Firm Matching Contributions). To calculate the amount of excess contributions, the amount necessary to reduce the individual ADP of the Highly Compensated Employee with the highest individual ADP (i) to the extent necessary to satisfy the ADP test or (ii) to cause such ratio to equal the individual ADP of the Highly Compensated Employee with the next highest ratio shall be computed, whichever of (i) or (ii) creates the smallest reduction; this process shall be repeated until the amount necessary to satisfy the ADP test has been computed. The total amount of excess contributions for all Highly Compensated Employees will then be equal to the total necessary to reduce the individual ADPs as described above in order to satisfy the ADP test. Each Highly Compensated Employee’s respective share of the excess contributions will be distributed to such Employee. The respective shares of excess contributions will be determined by starting with the Highly Compensated Employee(s) who has the greatest dollar amount of elective deferrals, reducing that Employee(s) elective deferrals to the next highest dollar amount of elective deferrals, then, if necessary, reducing the elective deferrals of the Highly Compensated Employee(s) at the next highest dollar amount of elective deferrals (including the elective deferrals of the Highly Compensated Employee(s) whose elective deferrals were previously reduced), and continuing in this manner until the average ADP for the Highly Compensated Group satisfies the ADP test.

D.6 ALLOCABLE INCOME. Allocable income as used herein is equal to the allocable gain or loss for the relevant period. For purposes of determining income for the Plan Year in which excess contributions were made, the Plan shall use the method described at Treas. Reg. Section 1.401(k)-2(b)(2)(iv)(C).

D.7 DEFINITION OF HIGHLY COMPENSATED EMPLOYEES. The term “Highly Compensated Employee” includes highly compensated active Employees and highly compensated former employees. A highly compensated active Employee means any Employee who

(a) was a 5-percent owner (as defined in Section 416(i)(1) of the Code) of CIBC and the Affiliated Employers at any time during the current or the preceding Plan Year; or

(b) for the preceding year: (i) had compensation from CIBC and all Affiliated Employers in excess of $80,000 (as adjusted by the Secretary of the Treasury pursuant to Code Section 415(d)) and (ii) was in the top-paid group of employees for such preceding year.

For these purposes, an Employee is in the top-paid group of Employees for any year if such employee is in the group consisting of the top 20 percent of the Employees of CIBC and all Affiliated Employers when ranked on the basis of compensation paid during such year.

A former employee will be treated as a Highly Compensated Employee if: (a) such employee was a Highly Compensated Employee when such employee separated from service, or (b) such employee was a Highly Compensated Employee at any time after attaining age 55.

The determination of who is a Highly Compensated Employee, including the determinations of the number and identity of employees in the top-paid group, will be made in accordance with Section 414(q) of the Code and the regulations thereunder.

“Compensation” means 415 Compensation as defined at Section B.1 of Appendix B, but taking into account only 415 Compensation from CIBC and Affiliated Employers (i.e., excluding amounts from entities that are 415 Affiliates but not Affiliated Employers).

D.8 QUALIFIED MATCHING CONTRIBUTION. In lieu of applying Section D.6, CIBC may in its discretion make a “qualified matching contribution” for a Plan Year on behalf of each Participant employed by that Employer who is not highly compensated in an amount equal to such percentage, if any, of the Before-tax Savings, Roth Savings or After-tax Contributions made by or on behalf of such non-highly compensated Participant as CIBC will determine in its sole discretion or may make a qualified nonelective contribution on behalf of each Nonhighly Compensated Employee eligible to participate in the Plan under Section 2.01, that is a uniform percentage (to be determined in the discretion of the Committee) of such Employee’s 415 Compensation. Any such additional contribution (and any interest thereon) will be nonforfeitable at all times and will be distributable only in the event of the attainment of age 59-1/2, separation from service or a qualifying sale of a subsidiary or business of the Employer (within the meaning of subsection 401(k)(2)(B) of the Code).

APPENDIX E

AVERAGE CONTRIBUTION PERCENTAGE TEST

E.1 GENERAL RULE. For each Plan Year, the annual Firm Matching Contributions (other than qualified matching contributions used in the ADP test under Appendix D) and After-tax Savings must satisfy either of the following Average Contribution Percentage (“ACP”) Tests:

(a) The ACP for the Highly Compensated Group does not exceed 1.25 times the ACP of the Nonhighly Compensated Group for the prior Plan Year; or

(b) The ACP for the Highly Compensated Group does not exceed the ACP of the Nonhighly Compensated Group for the prior Plan Year by more than two percentage points and the ACP for the Highly Compensated Group is not more than twice the ACP of the Nonhighly Compensated Group for the prior Plan Year.

(c) Notwithstanding anything herein to the contrary, effective beginning with the 2020 Plan Year, the current year testing method shall be used, and “current” shall be substituted for “prior” in the foregoing clauses (a) and (b) of this Section E.1.

E.2 CALCULATION OF ACP. The average contribution percentage for a group is the average of the separate contribution percentages calculated for each Eligible Employee (as such term is used in Appendix D) who is a member of that group. An Eligible Employee’s contribution percentage for a Plan Year is the ratio of the Eligible Employee’s aggregate contributions for the Plan Year to the Eligible Employee’s 415 Compensation for the Plan Year. For this purpose, only the Eligible Employee’s 415 Compensation for the portion of the Plan Year during which he is eligible to defer Before-tax Savings will be counted. “Aggregate Contributions” are Firm Matching Contributions (other than qualified matching contributions used in the ADP test under Appendix D) and After-tax Savings (as defined in Section 3.02). Additional After-tax Savings (and Firm Matching Contributions) made pursuant to Section 414(u) by reason of an Eligible Employee’s qualified military service are not taken into account in calculating a Participant’s ACP under this Appendix E for the Plan Year for which the contributions are made, or for any other Plan Year.

The contribution percentages of Eligible Employees may be determined by taking into account such Firm Bonus Contributions not used in the ADP test under Appendix D (but only for Plan Years prior to January 1, 1999) or Before-tax Savings, or both, made to this Plan or to any other qualified Plan maintained by CIBC in accordance with Regulation Section 1.401(m)-l(b)(2). Firm Bonus Contributions may not be used in the ACP test unless the allocation of Firm Bonus Contributions is nondiscriminatory taking into account all Bank Bonus Contributions (including the qualified nonelective contributions) and also when taking into account only Firm Bonus Contributions not used in either the ADP test described in Appendix D or the ACP test described in this Appendix E. Before-tax Savings may not be included in the ACP test unless the Plan which includes the Before-tax Savings satisfies the ADP test both with and without the Before-tax Savings included in this ACP test. Nonelective contributions or 401(k) contributions under another qualified plan may not be included in the ACP test unless that plan has the same plan year as this Plan. References to Before-tax Savings in this Section E.2 shall also refer to Roth Savings.

E.3 SPECIAL AGGREGATION RULE FOR HIGHLY COMPENSATED EMPLOYEES. To determine the contribution percentage of any Highly Compensated Employee, the aggregate contributions taken into account must include any matching contributions (other than qualified matching contributions used in the ADP test) and any after-tax contributions made on such Employee’s behalf to any other plan maintained by CIBC. If the plans have different plan years, combined aggregate contributions will be determined on the basis of the plan years ending in the same calendar year.

E.4 AGGREGATION OF CERTAIN PLANS. If two plans are treated as a unit for coverage or nondiscrimination purposes, the plans must be combined to determine whether each plan satisfies the ACP test. This aggregation rule applies to the contribution percentage determination for all Eligible Employees, irrespective of whether an eligible Employee is a Highly Compensated Employee or a Nonhighly Compensated Employee. Plans which are not treated as a unit for coverage or nondiscrimination purposes may also be aggregated for testing purposes under this Appendix E, provided that this paragraph does not apply to plans which have different plan years. The Committee also may elect to aggregate the Code Section 401(m) arrangements under plans which the Employer does not treat as a unit for coverage or nondiscrimination purposes, provided all aggregated plans have the same plan years and no aggregated plan is an employee stock ownership plan (as defined in Code Section 4975(e)(7)). Notwithstanding the foregoing, certain plans will be treated as separate if mandatorily disaggregated under Regulations under Code Section 401(m).

E.5 DISTRIBUTION OF EXCESS AGGREGATE CONTRIBUTIONS. Excess aggregate contributions will be determined after determining excess deferrals under Appendix C and excess contributions under Appendix D. Subject to Section E.7, if the Plan fails to satisfy the ACP test for a Plan Year, it will distribute the excess aggregate contributions, as adjusted for the allocable income for the Plan Year in which the contributions were made. To calculate the amount of excess aggregate contributions, the amount necessary to reduce the contribution percentage of the Highly Compensated Employee with the highest contribution percentage (i) to the extent necessary to satisfy the ACP test or (ii) to cause such ratio to equal contribution percentage of the Highly Compensated Employee with the next highest ratio shall be computed, whichever of (i) or (ii) creates the smallest reduction; this process shall be repeated until the amount necessary to satisfy the ACP test has been computed. The total amount of excess aggregate contributions for all Highly Compensated Employees will then be equal to the total necessary to reduce the contribution percentages as described above in order to satisfy the ACP test. Each Highly Compensated Employee’s respective shares of the excess aggregate contributions will be distributed to such Employee. The respective shares of excess aggregate contributions will be determined by starting with the Highly Compensated Employee(s) who has the greatest dollar amount of aggregate contributions (as defined at Section E.2), reducing that Employee’s aggregate contributions to the next highest dollar amount of aggregate contributions, then, if necessary, reducing the aggregate contributions of the Highly Compensated Employee(s) at the next highest dollar amount of aggregate contributions level (including the aggregate contributions of the Highly Compensated Employee(s) whose aggregate contributions was previously reduced), and continuing in this manner until the ACP for the Highly Compensated Group satisfies the ACP test.

E.6 ALLOCABLE INCOME. Allocable income as used herein is equal to the allocable gain or loss for the relevant period. For purposes of determining income for the Plan Year in which excess aggregate contributions were made, the Plan shall use the method described at Treas. Reg. Section 1.401(m)-2(b)(2)(iv)(C).

E.7 CHARACTERIZATION OF EXCESS AGGREGATE CONTRIBUTIONS. A Highly Compensated Employee’s allocable share of excess aggregate contributions will be treated in the following manner: (a) first as attributable to such Employee’s unmatched After-tax Savings, if any; (b) to any unmatched Roth Savings taken into account under the ACP test, if any; (b) to any unmatched Before-tax Savings taken into account under the ACP test, if any; (c) then as attributable on a pro rata basis to the Highly Compensated Employee’s matched After-tax Savings and Firm Matching Contributions allocable with respect to those After-tax Savings; (d) then on a pro rata basis to Firm Matching Contributions and to the Before-tax Savings and Roth Savings relating to those Firm Matching Contributions which have been included in the ACP test; and (e) last to Firm Bonus Contributions used in the ACP test. Such excess aggregate contributions shall be distributed, provided that any excess Firm Matching Contributions that are not yet vested in accordance with Article IV shall be forfeited (and treated as any other forfeiture under the Plan).

APPENDIX F

HARDSHIP DISTRIBUTIONS

F.1 GENERAL RULE. A Participant whose Account is not otherwise distributable may elect to receive in a single sum payment for a hardship distribution prior to his Termination Date in accordance with the rules set forth in this Appendix F. A hardship distribution is not available from a Participant’s Firm Matching Contributions Account or Firm Bonus Contributions Account. Also, a hardship distribution may not include earnings on Before-tax Savings or Roth Savings.

F.2. DEFINITION OF HARDSHIP. A hardship distribution must be on account of one or more of the following immediate and heavy financial needs:

(a) expenses for (or necessary to obtain) medical care that would be deductible under Section 213(d) of the Code determined without regard to Section 213(a) of the Code (relating to the applicable percentage of adjusted gross income);

(b) costs directly related to the purchase of a principal residence for the employee (excluding mortgage payments);

(c) payment of tuition, related educational fees, and room and board expenses, for up to the next 12 months of post-secondary education for the employee, for the employee’s spouse, child or dependent (as defined in Section 152 of the Code without regard to Section 152(b)(1), (b)(2) and (d)(1)(B) of the Code);

(d) payments necessary to prevent the eviction of the employee from the employee’s principal residence or the foreclosure on the mortgage on that residence;

(e) payments for burial or funeral expenses for the employee’s deceased parent, spouse, child or dependent (as defined in Section 152 of the Code without regard to Section 152(d)(1)(B) of the Code); or

(f) expenses for the repair of damage to the employee’s principal residence that qualify for the casualty loss deduction under Section 165 of the Code (determined without regard to Section 165(h)(5) of the Code and whether the loss exceeds 10 percent of adjusted gross income).

F.3. RESTRICTIONS. The withdrawal must also be necessary to satisfy the immediate and heavy financial need of the Participant (including any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution) and effective as of January 1, 2020, will be so deemed if all of the following requirements are satisfied:

(a)

the Participant has provided a representation in writing (including by using an electronic medium as defined in Treas. Reg. Section 1.401(a)-21(e)(e)), or in such other form as may be prescribed by the Commissioner of the Internal Revenue Service, that he or she has insufficient cash or other

F-1

liquid assets reasonably available to satisfy the need, and the Plan Administrator does not have actual knowledge that is contrary to the representation; and

(b)

the Participant has obtained all other currently available distributions (other than hardship withdrawals under this Appendix F) and all nontaxable loans under the Plan and all other deferred compensation plans, whether qualified or nonqualified maintained, by CIBC or any Affiliated Employer.

F.3. SUSPENSION. Effective as of January 1, 2020, the Plan’s prior requirement that a Participant’s Before-tax Savings, Roth Savings, After-tax Savings and Firm Matching Contributions be suspended for six months after a Participant takes a Hardship withdrawal was eliminated in accordance with changes made by the Bipartisan Budget Act of 2018 and Treasury Regulations relating thereto.

F-2

APPENDIX G

LOAN POLICY

G.1 LOANS TO PARTICIPANTS. The Committee, upon request by a Participant who is an Employee of an Employer with a Year of Service (within the meaning of Section 4.03 of the Plan), in such manner as the Committee may require, may authorize a loan to be made to the Participant from his vested interest in the Trust Fund, subject to the following:

(a)

No loan will be made to a Participant if, immediately after such loan, the sum of the outstanding balances (including principal and interest) of all loans made to him under this Plan and under any other qualified retirement plans maintained by the Affiliated Employers would exceed $50,000, reduced by the excess, if any, of:

(i)	the highest outstanding balance of all loans to the Participant from the plans during the one-year period ending on the day immediately before the date on which the loan is made; over

(ii)	the outstanding balance of loans from the plans to the Participant on the date on which such loan is made;

and no loan will be made to a Participant if the aggregate amount of that loan and the outstanding balance of any other loans to the Participant from the Plan would exceed one-half of the total vested balance of the Participant’s Accounts under the Plan as of the date the loan is made.

(b)

The minimum loan amount is $1,000. A Participant may not have more than two loans outstanding at any time, and, after a Participant takes out one loan, he must wait 12 months before taking out a second loan.

(c)

Each Loan to a Participant will be charged against the Participant’s Accounts in the following order: matching contributions, Firm Bonus Contributions, After-Tax Savings (Post-1986, then Pre-1987), Rollover, Roth Rollover, Roth Savings and Before-tax Savings. Each Loan will be charged against each Investment Fund in which the Participant’s Accounts are invested (except the CIBC Stock Fund) in the same ratio as the value of his interest in such Fund with respect to the applicable Account bears to the total of all his interest in that Account. Each loan is subject to such uniform and appropriate fees as the Committee will determine.

(d)	Each loan will be evidenced by a written note providing for:

(i)

a reasonable repayment period of not more than five years from the date of the loan (or 15 years for a loan used to acquire a dwelling that, within a reasonable period of time, will be used as the Participant’s principal residence);

(ii)	a rate of interest equal to prime plus one percent;

(iii)	substantially equal payments of principal and interest over the term of the loan no less frequently than monthly or semimonthly; and

(iv)	such other terms and conditions as the Committee will determine.

(e)	A Promissory note for each loan of a Participant will be held by the Trustee in a Loan Account for the Participant.

(f)	Payments of principal and interest to the Trustee with respect to any loan to a Participant:

(i)	will reduce the outstanding balance with respect to that loan;

(ii)	will reduce the balance of the Loan Account holding the promissory note reflecting that loan;

(iii)	will be credited to the Participant’s Accounts in the order withdrawn to fund the Loan; and

(iv)	will be invested in the Investment Funds pro rata in accordance with his current investment directions.

(g)	A Participant’s obligation to repay a loan (or loans) from the Plan will be secured by the Participant’s vested interest in the Plan.

(h)

Generally, loan repayments will be made by payroll deductions. However, during any period when payroll deduction is not possible or is not permitted under applicable law, repayment will be made by personal check, and the Accounts of Participants who make loan payments by this method will be charged with the cost of processing such checks.

(i)	The loan may be prepaid in full at any time without penalty.

(j)

Any loan to a Participant will become due and payable upon the 60th day following the Participant’s termination of employment with the employer sponsoring the Plan or a transferee plan. Notwithstanding any other provision of the Plan to the contrary, if the outstanding balance of principal and interest on any loan is not paid at the expiration of its term or upon acceleration in accordance with the preceding sentence, a default will occur, and the Trustee will apply all or a portion of the Participant’s vested interest in the Plan in satisfaction of such outstanding obligation, but only to the extent such vested interest (or portion thereof) is then distributable under applicable provisions of the Code and under the terms of the Plan. If necessary to satisfy the entire outstanding obligation, such application of the Participant’s vested interest may be executed in a series of actions as amounts credited to the Participant’s Account become distributable.

(k)	If distribution is to be made to a Beneficiary in accordance with subsection 7.05, any outstanding promissory note of the Participant will be canceled, and the unpaid balance of the loan, together with any accrued interest thereon, will be treated as a distribution to or on behalf of the Participant immediately prior to commencement of distribution to the Beneficiary.

(l)

The Committee will establish uniform procedures for applying for a loan, evaluating loan applications, and setting fees with respect to loans, including any reasonable rates of interest, which will be communicated to Participants in writing, and for determining whether a loan offset includes a “qualified plan loan offset amount” within the meaning of Section 402(c) of the Code and the regulations thereunder.

(m)

A Participant will be in default on a loan if the Participant fails to make any required payment on the loan on or before the date such payment is due. Notwithstanding the preceding sentence, (i) if a Participant fails to make a payment on the loan but makes up the missed payment within the Cure Period as defined below, the Participant will not be treated as in default on the loan provided, however, that the Participant may avoid default by making a missed payment within a Cure Period no more than once during the term of a loan; and (ii) if a Participant misses a payment, is eligible to make use of the Cure Period and fails to do so, default will occur on the last day of the Cure Period. If the Participant is in default on a loan, the outstanding balance will be treated as a deemed distribution for tax purposes on the date of the default as determined under the preceding provisions, and a Form 1099 will be timely issued with respect to such amount. For purposes of this paragraph (m), the “Cure Period” is the period beginning on the date a required payment is due and ending on the last day of the calendar quarter following the calendar quarter in which the required payment is due.

APPENDIX H

TOP HEAVY PROVISIONS

H.1 APPLICATION. This Appendix H will only apply to Plan Years during which the Plan is “top heavy.” All determinations relating to this Appendix H will be made in a manner consistent with Code Section 416 and applicable Regulations.

H.2 DETERMINATION OF TOP HEAVY STATUS. The Plan is top heavy only if, as of the Determination Date for that year (as described below), the top heavy ratio under the Aggregation Group exceeds 60 percent. The top heavy ratio is a fraction, the numerator of which is the sum of the present value of benefits of all Key Employees under the Aggregation Group as of the Determination Date and the denominator of which is the present value of all benefits under the Plan.

The present value of benefits under a defined benefit plan or simplified employee pension included within the Aggregation Group will be computed in accordance with the terms of those plans, Code Section 416 and applicable Regulations. Benefits under any plan as of any Determination Date will include the amount of any distributions from that plan made during the plan year that includes the Determination Date (including distributions under a terminated plan that, if it had not been terminated, would have been required to be included in an aggregation group) or during any of the preceding four plan years but will not include any amounts attributable to employee-initiated rollovers or transfers made after December 31, 1983 from a plan maintained by an unrelated employer or, in case of a defined contribution plan, any amounts attributable to contributions made after the Determination Date unless such contributions are required by Section 412 of the Code or are made for the plan’s first plan year. Benefits attributable to a participant will include benefits paid or payable to a beneficiary of the participant but will not include benefits paid or payable to any participant who has not performed services for CIBC or an Affiliated Employee during any of the five plan years ending on the applicable Determination Date; provided, however, that, if a participant performs no services for five years and then performs services, the benefits attributable to such participant will be included. The benefit of any participant who is a Non-Key Employee with respect to a plan but who was a Key Employee with respect to such plan for any prior plan year will not be taken into account. The benefit of a Non-Key Employee under a defined benefit plan will be determined under the method that is used for accrual purposes for all plans of CIBC and other Affiliated Employers, or, if there is not such method, as if the benefit accrued not more rapidly than the slowest accrual rate permitted under Section 411(b)(1)(C) of the Code.

H.3 DEFINITIONS. Unless the context clearly implies or indicates the contrary, a word, term or phrase used or defined in the plan is similarly used or defined for purposes of this Appendix H. For purposes of this Appendix H, the following terms mean:

(a)	“Key Employee” – As of any Determination Date, any Employee or former Employee (or Beneficiary of such Employee) who, for any Plan Year in the Determination Period:

(i)	has Compensation in excess of 50 percent of the dollar amount prescribed in Code Section 415(b)(1)(A) for the calendar year in which that year ends and is an officer of CIBC or an Affiliated Employer provided that the number of officers taken into account under clause (i) will not exceed the greater of 3 or 10 percent of the total number (after application of the Code Section 414(q) exclusions) of Employees but no more than 50 officers;

(ii)

has Compensation in excess of the dollar amount prescribed in Code Section 415(c)(1)(A) for the calendar year in which that year ends, and is one of the Employees owning the 10 largest interests in CIBC or any Affiliated Employers (disregarding any ownership interest that is less than one-half of one percent);

(iii)	is a more than five percent owner of CIBC and Affiliated Employers; or

(iv)	is a more than one percent owner of CIBC or of any Related Company and has Compensation of more than $150,000.

The constructive ownership rules and principles of Code Section 318 will apply to determine ownership in CIBC.

(b)	“Non-Key Employee” is an Employee (or beneficiary of a deceased Employee) who is not a Key Employee.

(c)	“Compensation” means Section 415 Compensation as defined in Appendix B.

(d)

“Aggregation Group” means the Plan and each other retirement plan (including any terminated plan) maintained by CIBC or an Affiliated Employer that is qualified under Section 401(a) of the Code and that:

(i)	during the plan year that includes the applicable Determination Date, or during any of the preceding four plan years, includes a Key Employee as a participant;

(ii)

during the plan year that includes the applicable Determination Date or, during any of the preceding four plan years, enables the Plan or any plan in which a Key Employee participates to meet the requirements of Section 401(a)(4) or 410 of the Code; or

(iii)

if the Employer so elects, the Aggregation Group will also include a Plan that at the election of the Employer, would meet the requirements of Sections 401(a)(4) and 410 if it were considered together with the Plan and all other plans described in paragraphs (a) and (b) next above.

(iv)	“Required Aggregation Plan” means a plan described in either clause (i) or (ii) of this paragraph. “Permissive Aggregation Plan” means a plan described in clause (iii) of this paragraph.

(e)

“Determination Date” for any Plan Year is the last day of the preceding Plan Year. The present value of benefits as of any Determination Date will be determined as of the accounting date or valuation date coincident with or next preceding the Determination Date. If the plan years of all Aggregation Plans do not coincide, the Top Heavy status of the Plan will be determined by aggregating the present value of Plan benefits on that date with the present value of the benefits under each other plan in the Aggregation Group determined as of Determination Date of such other plans that occurs in the same calendar year as the Plan’s Determination Date.

(f)	“Determination Period” is the five-year period ending on the Determination Date.

(g)

“Participant” means a Participant as defined at Section 1.20 and any Employee eligible to participate in the Plan but who is not a Participant because of a failure to make Before-tax Savings, Roth Savings or After-tax Savings.

H.4 MINIMUM ALLOCATION. If the Plan is top heavy in any Plan Year, each Non-Key Employee who is a Participant and is employed by CIBC on the last day of the Plan Year must receive an allocation of CIBC Contributions and forfeitures that is at least equal to a top heavy minimum allocation for that Plan Year. The top heavy minimum allocation is the lesser of three percent of the Non-Key Employee’s Compensation for the Plan Year or the highest contribution rate for the Plan Year made on behalf of any Key Employee. If a defined benefit plan maintained by CIBC that benefits a Key Employee depends on this Plan to satisfy the nondiscrimination rules of Code Sections 401(a)(4) or 410 (or another plan benefiting the Key Employee so depends on such defined benefit plan), the top heavy minimum allocation is three percent of the Non-Key Employee’s Compensation regardless of the contribution rate for the Key Employees. In the event that a Non-Key Employee is a participant in a defined benefit plan or in another defined contribution plan that is part of the Aggregation Group, his top heavy minimum allocation will be provided under such other plan rather than this Plan. Employer contributions for any Plan Year during which the Plan is top heavy will be allocated first to Non-Key employees until the requirements of this Section H.4 have been met, and, to the extent necessary to comply with the provisions of this Section H.4, additional contributions will be made.

H.5 EGTRRA PROVISIONS. Effective for Plan Years beginning after December 31, 2001, the following provisions will apply for purposes of determining whether the Plan is a top-heavy plan, and whether the Plan satisfies the minimum benefits requirements of Section 416(c) of the Code:

(a)

Key employee. Key employee means any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the Determination Date was an officer of the Employer having annual Compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a five-percent owner of the Employer or a one percent owner of the Employer having annual compensation of more than $150,000. For this purpose, annual compensation means Compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a key employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(b)

Matching Contributions. Employer matching contributions will be taken into account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) of the Code and the Plan. The preceding sentence will apply with respect to Employer Contributions that are matching contributions under the Plan or, if the Plan provides that the minimum contribution requirement will be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements will be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Section 401(m) of the Code.

(c)

Minimum Benefits for Employees Also Covered Under Another Plan. If a Participant is also a Participant in the CIBC World Markets Retirement Plan for U.S. Employees (“Retirement Plan”), the top-heavy minimum benefit requirement, if any, applicable to such Participant will be provided under the Retirement Plan.

(d)	For purposes of determining the present values of accrued benefits and the amount of account balances of participants as of the Determination Date:

(i)

the present values of accrued benefits and the amounts of account balances of a participant as of the Determination Date shall be increased by the distributions made with respect to the participant under the Plan and any plan aggregated with the Plan under Code Section 416(g)(2) during the one-year period ending on the Determination Date. The preceding sentence shall also apply to a distribution under a terminated plan that, had it not been terminated, would have been aggregated with the Plan under Code Section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than separation from service, death or disability, this provision shall be applied by substituting “five-year period” for “one-year period;” and

(ii)	the accrued benefits and accounts of any individual who has not performed services for the employer during the five-year period ending on the Determination Date shall not be taken into account.

APPENDIX I

ELECTIVE CONTRIBUTION LIMITATION

FOR HIGHLY COMPENSATED EMPLOYEES

Application	I.1. This Appendix I to the CIBC Retirement Savings Plan for U.S. Employees (the “Plan”) describes the limitation on Elective Contributions that may be made to the Plan by Highly Compensated Employees pursuant to paragraph 3.01(a)(i) and 3.02 of the Plan.

Limitation	I.2. Subject to the provisions of paragraph 3.01(a)(ii) and such additional rules as the Committee from time to time may establish on a uniform and nondiscriminatory basis, for any payroll period, a Participant may not elect under paragraph 3.01(a)(i) and 3.02 to have his Salary for any payroll period reduced by more than 100 percent.

I-1

APPENDIX J

REQUIRED MINIMUM DISTRIBUTIONS

Application and Effective Date	J.1. This Appendix J to CIBC Retirement Savings Plan for U.S. Employees (the “Plan”) sets forth rules that apply to satisfy the requirements of Section 401(a)(9) of the Code and the regulations and other guidance promulgated thereunder.

Definitions	J.2. Unless the context clearly implies or indicates the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Appendix J.

General Rules

J.3. The following shall apply with respect to this Appendix J:

(a)   Precedence. The requirements of this Appendix J will take precedence over any inconsistent provisions of the Plan, provided that, if any Plan provision not in Appendix J provides for a more rapid form, time or method of distribution than would be required under Appendix J, that provision shall take precedence over Appendix J.

(b)   Requirements of Treasury Regulations Incorporated. All distributions required under this Appendix J will be determined and made in accordance with the Treasury regulations under Section 401(a)(9) of the Code.

(c)   TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Appendix J, distributions may be made under a designation made before January 1, 1984 in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (“TEFRA”) and the provisions of the Plan that relate to section 242(b)(2) of TEFRA.

Time and Manner of Distributions

J.4. The following provisions of this Appendix J shall apply with respect to the time and manner of distributions:

(a)   Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.

(b)   Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(i) If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died or by December 31 of the calendar year in which the Participant would have attained the age of 70 1⁄2, if later.

(ii)  If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, then distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(iv) If there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(v)   If the Participant’s surviving spouse is the Participant’s sole designated beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this subsection J.4, other than paragraph J.4(b)(i), will apply as if the surviving spouse were the Participant.

For purposes of this subsection J.4 and subsection J.6, unless paragraph J.4(b)(iv) applies, distributions are considered to begin on the Participant’s Required Beginning Date. If paragraph J.4(b)(iv) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under paragraph J.4(b)(i). If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury regulations.

(c)   Forms of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single lump sum on or before the Required Beginning Date, as of the first distribution calendar year distributions will be made in accordance with subsections J.5 and J.6 of this Appendix J. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury regulations.

Required Minimum Distributions During Participant’s Lifetime

J.5. The following rules shall apply under this Appendix J with respect to required minimum distributions during a Participant’s lifetime:

(a)   Amount of Required Minimum Distribution for Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(i) the quotient obtained by dividing the Participant’s Account balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(ii)  if the Participant’s sole designated beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.

(b)   Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this subsection J.5 beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death.

Required Minimum Distributions After Participant’s Death

J.6. The following provisions shall apply with respect to required minimum distributions after a Participant’s death:

(a)   Death On or After Distributions Begin.

(i) Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated beneficiary, determined as follows:

(1)   The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2)   If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(3)   If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(ii)  No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(b)   Death Before Date Distributions Begin.

(i) Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the remaining life expectancy of the Participant’s designated beneficiary, determined as provided in subsection J.6(a).

(ii)  No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iii)  Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required To Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole designated beneficiary and the surviving spouse dies before distributions are required to begin to the surviving spouse under paragraph J.4(b)(i), this paragraph J.6(b) will apply as if the surviving spouse were the Participant.

Definitions

J.7. Words and phrases defined in this subsection J.7 of

Appendix J to the Plan shall have that meaning when used in this Appendix J unless the context clearly indicates otherwise.

(a)   DESIGNATED BENEFICIARY means the individual who is designated as the beneficiary under section 7.09 of the Plan and is the designated beneficiary under Section 401(a)(9) of the Code and section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

(b)   DISTRIBUTION CALENDAR YEAR means a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year that contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under subsection J.4. The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that distribution calendar year.

(c)   LIFE EXPECTANCY means life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury regulations.

(d)   PARTICIPANT’S ACCOUNT BALANCE means the account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (Valuation Calendar Year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the Valuation Calendar Year after the valuation date and decreased by distributions made in the Valuation Calendar Year after the valuation date. The account balance for the Valuation Calendar Year includes any amounts rolled over or transferred to the Plan either in the Valuation Calendar Year or in the distribution calendar year if distributed or transferred in the Valuation Calendar Year.

(e)   REQUIRED BEGINNING DATE means the date specified in Section 7.13(b) of the Plan.

APPENDIX K

PROVISIONS FOR FORMER 401(K) CAPITAL ACCUMULATION PLAN

Application	K.1. Effective April 29, 2004, the 401(k) Capital Accumulation Plan was merged into the CIBC Retirement Savings Plan (formerly known as the CIBC World Markets Incentive Savings Plan for U.S. Employees) (the “Plan”). This Appendix K to the Plan contains specific provisions that apply solely to the individuals who were participants in the 401(k) Capital Accumulation Plan (“Capital Accumulation Plan”) prior to April 29, 2004 (“Affected Participants”). This Appendix K is intended to describe special rules that apply the Accounts of the Affected Participants that are being transferred to the Plan from the Capital Accumulation Plan (referred to as their “Capital Accumulation Accounts”).

Definitions	K.2. Unless the context clearly implies or indicates the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Appendix K.

Vesting	K.3. All Affected Participants are 100 percent vested in their Capital Accumulation Accounts.

Loans	K.4. Any loans from an Affected Participant’s Capital Accumulation Accounts that are outstanding at the time of the merger shall be governed by the terms applicable to such loans under the Capital Accumulation Plan immediately prior to the merger, provided that repayments on such loans shall be allocated among the Affected Participant’s Investment Funds under the Plan in accordance with Section G.1(e) of Appendix G.

K-1

APPENDIX L

MERGER OF CIBC BANK USA SAVINGS, RETIREMENT & EMPLOYEE STOCK

OWNERSHIP PLAN

Application	L.1. Effective January 1, 2021 (“Merger Date”), the CIBC Bank USA Savings, Retirement & Employee Stock Ownership Plan (“Bank USA Plan”) was merged into the Plan. This Appendix L to the Plan contains specific provisions that apply solely to the individuals who were participants in the Bank USA Plan immediately prior to January 1, 2021 and whose accounts under that plan were merged with and into the Plan (“Transferred Bank USA Plan Participants”). This Appendix L is intended to describe special rules that apply to the Accounts of the Transferred Bank USA Plan Participants transferred to the Plan from the Bank USA Plan (referred to as their “Transferred Bank USA Plan Accounts”).

Definitions	L.2. Unless the context clearly implies or indicates the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Appendix L.

In General

L.3. Effective as of the Merger Date:

(a)   The Bank USA Plan shall be merged into and become part of the Plan;

(b)   The Plan shall be the surviving plan following the merger of the Bank USA Plan;

(c)   All assets of the Bank USA Plan shall become assets of the Plan;

(d)   All liabilities under the Bank USA Plan with respect to each Transferred Bank USA Plan Participant, being a liability to each equal to the amount of the Bank USA Plan’s assets attributable to such participant, shall become liabilities of the Plan;

(e)   Each Transferred Bank USA Plan Participant shall become a Plan Participant; and

(f)   Except as otherwise stated in this Appendix L, the provisions of the Plan shall apply to Transferred Bank USA Plan Participants.

Vesting and Forfeitures

L.4 The following vesting and forfeiture rules shall apply to all Transferred Bank
USA Plan Accounts effective as of the Merger Date.

(a)   To the extent that a Transferred Bank USA Plan Participant was fully vested in all or any portion of his or her Transferred Bank USA Plan Account prior to the Merger Date, effective as of the Merger Date, he or she shall remain fully-vested in all or such portion of his or her Transferred Bank USA Plan
Account.

(b)   To the extent that any employer matching contribution made on behalf of a
Transferred Bank USA Plan Participant to a Transferred Bank USA Plan
Account prior to the Merger Date is not 100% vested as of the Merger Date, then effective as of the Merger Date, such employer matching contribution shall vest pursuant to the following vesting schedule:

Vesting Schedule
Vesting Years	Percent Vested Interest
Less than 1 Year	0%
1	20%
2	40%
3	100%

(c)   All contributions, including Firm Matching Contributions and any Firm
Bonus Contributions, made on behalf of each Transferred Bank USA Plan
Participant on or after the Merger Date shall vest pursuant to the terms of
Article IV of the Plan.

(d)   A Transferred Bank USA Plan Participant’s vesting service credited under the terms of the Bank USA Plan shall be included as Years of Service for purposes of this Section L.4.

Loans	L.5. To the extent that a Transferred Bank USA Plan Participant has an outstanding loan balance on any loan from his or her Transferred Bank USA Plan Account as of the Merger Date, the repayment of such loans will continue to be governed by the applicable terms of the Bank USA Plan in effect immediately prior to such merger, provided, however, that payments of principal and interest on the loan on or after the Merger Date will be invested in the Investment Funds in accordance with subsection G.1(f)(iv) of Appendix G.

Transfer of Bank USA Plan Accounts	L.6. Upon the Merger Date, the Committee shall direct that the balance of each Transferred Bank USA Plan Account be reinvested in the Investment Funds under the Plan that are most similar to investment funds available under the Bank USA Plan (the “Bank USA Plan Transition”). After the Bank USA Plan Transition is complete, each Transferred Bank USA Plan Participant may transfer all or a portion of the value of his or her Accounts under the Plan to any Investment Fund in accordance with Section 5.04 of the Plan.

Beneficiary Designations	L.7. All beneficiary designations made under the Bank USA Plan shall be considered revoked effective as of December 31, 2020, and the provisions of Section 7.10 shall apply in the event a Transferred Bank USA Participant dies prior to designating a Beneficiary under this Plan in accordance with Section 7.09.

APPENDIX M

PROVISIONS RELATED TO COVID-19

Application	M.1. The following provisions shall apply pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).

Required Minimum Distributions

M.2. This Section M.2 is effective as of March 27, 2020. Notwithstanding Article VII and Appendix J of the Plan, a Participant or Beneficiary who would have been required to receive required minimum distributions (“RMDs”) in 2020 but for the enactment of 401(a)(9)(l) of the Code (“2020 RMDs”), and who would have satisfied that requirement by receiving distributions that are either (a) equal to the 2020 RMDs, or (b) one or more payments (that include the 2020 RMDs) in a series of substantially equal periodic payments made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancies) of the Participant and the Participant’s designated beneficiary, or for a period of at least 10 years (“Extended 2020 RMDs”), will be treated as follows:

(i) A Participant or Beneficiary who would have been required to commence RMD distribution in 2020 but for this Section M.2, and who has already received his or her 2020 RMD distribution or Extended 2020 RMD distribution as of the effective date of this Section M.2, shall be provided with information regarding rollover options for such distribution, and the 2020 RMDs or Extended 2020 RMDs shall be treated as eligible rollover distributions;

(ii)  A Participant or Beneficiary who had received his or her first RMD distribution prior to 2020 and is scheduled to receive a subsequent RMD distribution prior to the end of 2020 shall receive the Extended 2020 RMD distribution unless the Participant or Beneficiary affirmatively elects not to receive such distribution; and

(iii)  A Participant or Beneficiary who has not received his or her 2020 RMD but would have been required to commence distribution of RMDs in 2020 in the absence of this Section M.2 will not receive the 2020 RMD or Extended 2020 RMD distribution unless the Participant or Beneficiary affirmatively elects to receive such distribution.

Coronavirus-Related Distributions

M.3. This Section M.3 is effective as of April 13, 2020, and shall apply to distributions made on or after January 1, 2020 and before December 31, 2020.

(a)   Notwithstanding Article VII or any other Plan provision to the contrary, a Qualified Individual (whether or not he has experienced a Termination Date) may take total distributions from his or her Plan Accounts of up to $100,000, subject to Section M.3(b) (a “Coronavirus-Related Distribution”).

(b)   In order to receive a Coronavirus-Related Distribution, the Qualified Individual must supply a certification satisfactory to the Plan Administrator that (i) he or she is entitled to take the Coronavirus-Related Distribution because he or she meets the definition of a Qualified Individual, and (ii) that the requested Coronavirus-Related Distribution amount will not result in the Qualified Individual exceeding the aggregate $100,000 Coronavirus-Related Distribution amount across all employer-sponsored qualified retirement plans and Individual Retirement Accounts.

(c)   A Qualified Individual who takes a Coronavirus-Related Distribution that is eligible for tax-free rollover treatment under Section 402(c) of the Code is permitted, at any time in the three-year period beginning the date after the date of the Coronavirus-Related Distribution, to recontribute any portion of the Coronavirus-Related Distribution into his or her Accounts. A recontribution of a Coronavirus-Related Distribution will not be treated as a rollover contribution for purposes of the one-rollover-per year limitation under Code Section 408(d)(3)(B).

Coronavirus-Related Loans

M.4. This Section M.4 is effective as of April 13, 2020, and shall apply to a loan taken by a Qualified Individual during the period on or after March 27, 2020 and before September 23, 2020 (a “Coronavirus-Related Loan”).

(a)   Except as otherwise provided in this Appendix M, Appendix G shall govern the terms of such Coronavirus-Related Loan, except that $100,000 shall be substituted for the $50,000 aggregate limit, and 100% shall be substituted for one-half of the total vested balance of the Participant’s Accounts, in each case where such lower limitations appear in Section G.1(a).

(b)   In order to take a Coronavirus-Related Loan, a Qualified Individual must supply a certification satisfactory to the Plan Administrator that he or she is entitled to take the Coronavirus-Related Loan because he or she meets the definition of a Qualified Individual.

(b)   Repayment of Coronavirus-Related Loans.

(i) If the due date for repayment of all or any portion of a loan taken pursuant to Appendix G falls during the period beginning March 27, 2020 and ending December 31, 2020, such due date shall be delayed for one year.

(ii)  Any subsequent repayments with respect to any such loan as described in Section M.4(b)(i) shall be appropriately adjusted to reflect the delay in the due date and any interest accruing during such delay.

(iii)  In order to delay loan repayment obligations pursuant to this Section M.4(b), the Participant must supply a certification satisfactory to the Plan Administrator that he or she is entitled to the delayed repayment schedule because he or she is a Qualified Individual as that term is defined in Section M.5, below.

Loan Repayments

M.5. The following provisions shall apply to outstanding loans under the Plan effective as of March 27, 2020.

(a)   If a Qualified Individual has a loan outstanding under the Plan, and the due date for repayment of all or any portion of a loan taken under the Plan occurs during the period beginning on March 27, 2020 and ending on December 31, 2020, the Qualified Individual may make an affirmative election to delay the due date for one year.

(b)   Any subsequent repayments with respect to any such loans described in M.5(a) shall be appropriately adjusted to reflect the delay in the due date and any interest accruing during such delay. The loan shall be reamortized and repaid in substantially level installments over the remaining period of the loan. The period of the loan shall be the period determined in accordance with Section G.1(i) of Appendix G, plus one year from the date the loan was originally due to be repaid.

(c)   In order to delay such loan repayment obligations, a Qualified Individual must supply a certification satisfactory to the Plan Administrator that he or she is entitled to the delay because he or she meets the definition of a Qualified Individual.

Qualified Individual

M.6. For purposes of Appendix M, a “Qualified Individual” is an individual:

(a)   who is diagnosed with the virus SARS-CoV-2 or with coronavirus disease 2019 (“COVID-19”)) by a test approved by the Centers for Disease Control and Prevention (including a test authorized under the Federal Food, Drug, and Cosmetic Act);

(b)   whose spouse or dependent (as defined in Section 152 of the Code) is diagnosed with COVID-19 by a test approved by the Centers for Disease Control and Prevention (including a test authorized under the Federal Food, Drug, and Cosmetic Act; or

(c)   who experiences adverse financial consequences as a result of:

(i) the individual being quarantined, being furloughed or laid off, or having work hours reduced due to COVID-19;

(ii)  the individual being unable to work due to lack of childcare due to COVID-19;

(iii)  losing or reducing hours of a business owned or operated by the individual due to COVID-19;

(iv) the individual having a reduction in pay (or self-employment income) due to COVID-19 or having a job offer rescinded or start date for a job delayed due to COVID-19;

(v)   the individual’s spouse or a member of the individual’s household (i.e., someone who shares the individual’s principal residence) being quarantined, being furloughed or laid off, or having work hours reduced due to COVID-19, being unable to work due to lack of childcare due to COVID-19, having a reduction in pay (or self-employment income) due to COVID-19, or having a job offer rescinded or start date for a job delayed due to COVID-19; or

(v)   closing or reducing hours of a business owned or operated by the individual’s spouse or a member of the individual’s household (i.e., someone who shares the individual’s principal residence) due to COVID-19.